UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14 (a) of the Securities Exchange Act of 1934

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INTERPARFUMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERPARFUMS, INC.

551 Fifth Avenue

New York, New York 10176

Notice of Annual Meeting of Shareholders

To Be Held on September 15, 2026

To the Shareholders of Interparfums, Inc.:

The annual meeting of shareholders of Interparfums, Inc. (sometimes the “Company”) will be held at the offices of our company, at 10:00 A.M., New York City Time, on September 15, 2026, at

Interparfums, Inc.

551 Fifth Avenue

New York, NY 10176

Tel: 212.983.2640

for the following purposes:

1.	To elect a Board of Directors consisting of nine (9) members to hold office until our next annual meeting and until their successors are elected and qualified;

2.	To vote for the advisory resolution to approve executive compensation to our named executive officers;

3.	To vote to approve a ten (10) year extension of the 2016 Interparfums, Inc. Stock Option Plan term until June 27, 2036

4.	To consider and transact such other business as may properly come before the annual meeting or any adjournments of the annual meeting.

The Board of Directors has fixed the close of business on July 22, 2026 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments of the annual meeting. The list of shareholders entitled to vote at the annual meeting may be examined by any shareholder at our offices at 551 Fifth Avenue, New York, New York 10176, during the ten day period prior to September 15, 2026.

By Order of our Board of Directors

Dated: August 3, 2026	Amanda Seelinger, Secretary

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FILL IN, SIGN AND DATE THE PROXY SUBMITTED HEREWITH AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING. THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS.

INTERPARFUMS, INC. PROXY STATEMENT

Important Notice

Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on September 15, 2026

●	This proxy statement and our Company’s annual report to shareholders for fiscal year ended December 31, 2025 are available at:

http://annualmeeting.interparfumsinc.com/

●	Accessing this website will not infringe upon your anonymity.

GENERAL

This proxy statement is furnished by the Board of Directors of our Company, Interparfums, Inc., a Delaware corporation, with offices located at 551 Fifth Avenue, New York, New York 10176, in connection with the solicitation of proxies to be used at the annual meeting of our shareholders being held on September 15, 2026 and at any adjournments of the annual meeting. For purposes of this proxy statement, unless the context otherwise indicates, the terms the “Company,” “us” or “our” refer to Interparfums, Inc.

This proxy statement will be mailed to shareholders beginning approximately August 7, 2026. If a proxy in the accompanying form is properly executed and returned, then the shares represented by the proxy will be voted as instructed on the proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by providing written notice of revocation to our Company’s Secretary or by a shareholder voting in person at the annual meeting.

All properly executed proxies received prior to the annual meeting will be voted at the annual meeting in accordance with the instructions marked on the proxy or as otherwise stated in the proxy. Unless instructions to the contrary are indicated, proxies will be voted *

●	FOR the election of the nine (9) directors referred to in this proxy statement

●	FOR the advisory resolution to approve executive compensation for our named executive officers

●	FOR the vote to approve a ten (10) year extension of the 2016 Interparfums, Inc. Stock Option Plan term until June 27, 2036

In addition, the persons holding the proxies will consider and vote upon such other business as may properly come before the annual meeting or any adjournments of the annual meeting.

A copy of our Company’s annual report for fiscal year ended December 31, 2025, which contains financial statements audited by our Company’s independent registered public accounting firm, is being mailed to our Company’s shareholders along with this proxy statement.

We will bear the cost of preparing, assembling and mailing this notice of meeting, proxy statement, proxy and the enclosed annual report, as well as maintaining our internet website where you can obtain copies of this proxy statement and annual report to shareholders. In addition to the solicitation of the proxies by mail, some of our officers and regular employees, without extra remuneration, may solicit proxies personally or by telephone, telecopier, or e-mail. We may also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of our common stock. We will reimburse these persons for their expenses in forwarding soliciting material.

  VOTING SECURITIES

Our Board of Directors fixed the close of business on July 22, 2026 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Only holders of our common stock on the record date will be able to vote at the annual meeting.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock by (a) each person we know to be the beneficial owner of more than 5% of our outstanding common stock, (b) our executive officers and directors and (c) all of our directors and officers as a group. Messrs. Madar and Benacin own 99.99% of their respective personal holding companies. As of July 7, 2026, we had 32,025,781 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership[1]	Approximate Percent of Class
Jean Madar Jean Madar Holding SAS 166 rue du Faubourg Saint-Honoré 75008 Paris, France	7,076,841[2]	22.1%
Philippe Benacin Interparfums SA 10 rue de Solférino 75007 Paris, France	6,846,064[3]	21.4%
Michel Atwood c/o Interparfums, Inc. 551 Fifth Avenue New York, NY 10176	5,400[4]	Less than 1%
Philippe Santi* Interparfums SA 10 rue de Solférino 75008, Paris, France	0	0%
François Heilbronn 60 Avenue de Breteuil 75007 Paris, France	31,863[5]	Less than 1%
Robert Bensoussan Victor Palace, 31 Avenue de Grande Bretagne, 98000 Monaco	12,800[6]	Less than 1%
Veronique Gabai-Pinsky* 200 East End Avenue New York, NY 10128	1,800[7]	Less than 1%
Gilbert Harrison* Harrison Group 239 Ox Pasture Road South Hampton, NY 11968	4,850[8]	Less than 1%
Gerard Kappauf* 44 rue Notre de Dame de Nazareth 75003 Paris, France	900[9]	Less than 1%
Patrick Bousquet-Chavanne 231 Flying Point Road South Hampton, NY 11968	-0-	0%
Herve Bouillonnec Interparfums, USA LLC 551 Fifth Avenue New York, NY 10176	6,900[10]	Less than 1%
Valerie Hermann Chemin de Beaurivage 16 Lausanne 1006 Switzerland	-0-	0%
Bénédicte Epinay Comite Colbert 29 Boulevard de Coucelles 75008, Paris, France	-0-	0%
All Directors and Officers (As a Group 13 Persons)	13,987,418	43.6%

* Existing Director who is not up for re-election.

[1]

All shares of common stock are directly held with sole voting power and sole power to dispose, unless otherwise stated. Options which are exercisable within 60 days are included in beneficial ownership calculations.

[2]	Consists of 10,500 shares held directly and 7,066,841 shares held indirectly through Jean Madar Holding SAS, a personal holding company.

[3]	Consists of 6,846,064 shares held indirectly through Philippe Benacin Holding SAS, a personal holding company.

[4]	Consists of shares of common stock underlying options for Mr. Atwood.
[5]	Consists of 30,063 shares held directly and options to purchase 1,800 shares for Mr. Heilbronn.
[6]	Consists of 11,000 shares held directly and options to purchase 1,800 shares for Mr. Bensoussan.
[7]	Consists of shares of common stock underlying options for Ms. Gabai-Pinsky.
[8]	Consists of 3,050 shares held directly and 1,800 shares of common stock underlying options for Mr. Harrison.
[9]	Consists of shares of common stock underlying options for Mr. Kappauf.
[10]	Consists of 1,500 shares held directly and 5,400 shares of common stock underlying options for Mr. Bouillonnec.
[11]	Consists of 13,968,518 shares held directly or indirectly, and options to purchase 18,900 shares.

 Each share of our common stock will entitle the holder of such share to one vote. None of our Company’s shareholders have cumulative voting rights. Holders of shares of our common stock are entitled to vote on all matters. We also have 1,000,000 authorized shares of preferred stock, $.001 par value per share, none of which are outstanding.

The holders of a majority of the total number of outstanding shares of our common stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the annual meeting. Properly executed proxies marked “abstain,” as well as proxies held in street name by brokers that are not voted on all proposals to come before the annual meeting (“broker non-votes”), will be considered “present” for purposes of determining whether a quorum has been achieved at the annual meeting.

The nine (9) nominees to our Board of Directors receiving the greatest number of votes cast at the annual meeting in person or by proxy shall be elected. Consequently, any shares of our common stock present in person or by proxy at the annual meeting, but not voted for any reason will have no impact on the election of our Board of Directors. With respect to the advisory proposal to approve the compensation of our named executive officers, the proposal to approve the ten (10) year extension of the 2016 Interparfums Stock Option Plan, as well as the ratification of the appointment of our independent auditors, the favorable vote of a majority of the shares of our common stock present or represented at the annual meeting is required for approval.

Other matters that may be submitted to our shareholders for a vote at the annual meeting, if any, will require the favorable vote of a majority of the shares of our common stock present or represented at the annual meeting for approval, unless we advise you otherwise. If any matter proposed at the annual meeting must receive a specific percentage of favorable votes for approval, then abstentions in respect of such proposal are treated as present and entitled to vote under Delaware, law, and therefore such abstentions have the effect of a vote against such proposal. Broker non-votes in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval.

Members of our management have been informed that Messrs. Jean Madar and Philippe Benacin, the beneficial owners of our two largest shareholders, have a verbal agreement or understanding to vote their shares in a like manner, and intend to cause their respective holding companies to vote in favor of all of the nominees for directors. Therefore, all of the nominees are likely to be elected. Also, members of our management have been informed that Messrs. Jean Madar and Philippe Benacin intend to cause their respective holding companies to vote in favor of the proposals to approve executive compensation of our named executive officers, the proposal to extend the term of the Interparfums 2016 Stock Option Plan for ten (10) years, as well as ratify the appointment of our independent auditors, and therefore, it is likely that such proposals will be passed as recommended by our management.

We know of no business other than the proposals discussed above that will be presented for consideration at the annual meeting. If any other matter is properly presented, then it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

General

As of the date of this proxy statement our directors were as follows:

Name	Position
Jean Madar	Chairman of the Board, Chief Executive Officer of Interparfums, Inc. and Director General of Interparfums, SA
Philippe Benacin	Vice Chairman of the Board, President of Interparfums, Inc. and Chief Executive Officer of Interparfums, SA
Michel Atwood	Director and Chief Financial Officer
Herve Bouillonnec	Director, and Chief Commercial Officer, Interparfums, USA LLC
Philippe Santi*	Director, Executive Vice President, Interparfums, SA
François Heilbronn	Director
Robert Bensoussan	Director
Veronique Gabai-Pinsky*	Director
Gilbert Harrison*	Director
Gerard Kappauf *	Director
Patrick Bousquet-Chavanne	Director

*Existing Director who is not up for re-election at this 2026 Annual Meeting.

At this meeting we are also proposing to add two (2) new directors to our Board of Directors, Ms. Valerie Hermann and Ms. Bénédicte Epinay.

Our directors will serve until the next annual meeting of stockholders and thereafter until their successors shall have been elected and qualified. Messrs. Jean Madar and Philippe Benacin have a verbal agreement or understanding to vote their shares and the shares of their respective holding companies in a like manner.

With the exception of Mr. Benacin, the officers are elected annually by the directors and serve at the discretion of the Board of Directors. There are no family relationships between executive officers or directors of our Company.

Our Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of our Company. Although certain directors are not involved in day-to-day operating details, members of the Board of Directors are kept informed of our business by various reports and documents made available to them. Our Board of Directors held 23 meetings (or executed consents in lieu thereof), including meetings of committees of the full Board of Directors during 2025, and all of the directors attended at least 75% of the meetings (or executed consents in lieu thereof) of the full Board of Directors and committees of which they were a member. Our Board of Directors presently consists of 11 directors and at after the 2026 Annual Meeting will consist of nine (9) directors.

We have adopted a Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, as well as other persons performing similar functions and all employees, applicable, and we agree to provide to any person without charge, upon request, a copy of our Code of Conduct. Any person who requests a copy of our Code of Conduct should provide their name and address in writing to: Interparfums, Inc., 551 Fifth Avenue, New York, NY 10176, Att.: Shareholder Relations. In addition, our Code of Conduct is also maintained on our website, at www.interparfumsinc.com.

During 2025, our Board of Directors had the following standing committees:

•         Audit Committee – The Audit Committee has the sole authority and is directly responsible for, the appointment, compensation and oversight of the work of the independent accountants employed by our Company which prepare or issue audit reports for our company. During 2025, this committee consisted of Messrs. Francois Heilbronn, the Chairman, and Robert Bensoussan, and Ms. Gabai-Pinsky. As the result of Director Robert Bensoussan’s appointment as Chairman of Oriﬂame Holding Limited and Oriﬂame Investment Holding PLC and his increased workload thereby, in March 2026 Mr. Patrick Bousquet-Chavanne replaced Mr. Bensoussan on the Audit Committee.  Our Board of Directors has authorized Ms. Valerie Hermann to replace Ms. Gabai-Pinsky as a member of the Audit Committee should she be elected to the Board at the 2026 Annual Meeting of Shareholders. The charter of the Audit Committee is posted on our Company’s website.

 Our Company does not have an “audit committee financial expert” within the definition of the applicable Securities and Exchange Commission rules. Finding qualified nominees to serve as a director of a public company without the comparable financial resources of other larger, more established companies has been challenging. In addition, despite the applicable Securities and Exchange Commission rule which states that being named as the audit committee financial expert does not impose any greater duty, obligation or liability, our company has been met with resistance from both present and former directors to being named as such, primarily due to potential additional personal liability. However, as the result of the background, education and experience of the members of the Audit Committee, our Board of Directors believes that such committee members are fully qualified to fulfill their obligations as members of the Audit Committee. The Chair of the Audit Committee, Mr. François Heilbronn, is a graduate of Harvard Business School with a Master of Business Administration degree and is currently the managing partner of the consulting firm of M.M. Friedrich, Heilbronn & Fiszer which is specialized in business strategy and complex financial operations and investments.

•         Executive Compensation and Stock Option Committee – The Executive Compensation and Stock Option Committee oversees the compensation of our Company’s executives and administers our company’s stock option plans. During 2025, this committee consisted of Messrs. Francois Heilbronn, the Chairman, and Robert Bensoussan, and Ms. Gabai-Pinsky. As the result of Director Robert Bensoussan’s appointment as Chairman of Oriﬂame Holding Limited and Oriﬂame Investment Holding PLC and his increased workload thereby, in March 2026 Mr. Patrick Bousquet-Chavanne replaced Mr. Bensoussan on the Executive Compensation and Stock Option Committee. Our Board of Directors has authorized Ms. Valerie Hermann to replace Ms. Gabai-Pinsky as a member of the Executive Compensation and Stock Option Committee should she be elected to the Board at the 2026 Annual Meeting of Shareholders. The charter of the Executive Compensation and Stock Option Committee is posted on our Company’s website.

•         Nominating Committee – During 2025, this committee consisted of Messrs. Francois Heilbronn, the Chairman, and Robert Bensoussan, and Ms. Gabai-Pinsky. As the result of Director Robert Bensoussan’s appointment as Chairman of Oriﬂame Holding Limited and Oriﬂame Investment Holding PLC and his increased workload thereby, in March 2026 Mr. Patrick Bousquet-Chavanne replaced Mr. Bensoussan on the Nominating Committee. The purpose of the Nominating Committee is to determine and recommend qualified persons to the Board of Directors who will be put forth as management’s slate of directors for vote of the Corporation’s stockholders, as well as to fill vacancies in the Board of Directors. Our Board of Directors has authorized Ms. Valerie Hermann to replace Ms. Gabai-Pinsky as a member of the Nominating Committee should she be elected to the Board at the 2026 Annual Meeting of Shareholders. The charter of the Nominating Committee is posted on our Company’s website.

We have adopted a board diversity policy, which was revised in 2024 and again in 2025. This policy provides that the selection of candidates for appointment to our board will be based on an overriding emphasis on merit, but the Nominating Committee will seek to fill board vacancies by considering candidates that bring a diversity of background and industry or related expertise to our board. The Nominating Committee is to consider an appropriate level of diversity having regard for factors such as skills, business and other experience, education, gender, age, ethnicity and geographic location. A copy of the board diversity policy is posted on our Company’s website.

Of the existing eleven (11) Board of Directors of our Company, we presently have one (1) member who self-identifies as a female and white, and one (1) male member who identifies as Hispanic and white (two or more races or ethnicities).

The members of our Board of Directors are each elected with a plurality of votes cast in favor of their election for a one-year term or until their successors are elected and qualify. With the exception of Philippe Benacin, the officers are elected annually by the directors and serve at the discretion of the Board of Directors. There are no family relationships between executive officers or directors of our Company.

The following incumbent directors, Jean Madar, Philippe Benacin, Michel Atwood, Herve Bouillonnec, Francois Heilbronn, Robert Bensoussan, and Patrick Bousquet-Chavanne were elected at our annual meeting held in September 2025, and all are nominees for election to the Board of Directors. In addition, our Board of Directors is proposing to add two (2) new director nominees, Ms. Valerie Hermann and Bénédicte Epinay. Four current members of our Board, Philippe Santi, Veronique Gabai-Pinsky, Gilbert Harrison and Gerard Kappauf, are not being submitted as part of management’s slate of directors.

Unless authority is withheld, the proxies in the accompanying form will be voted in favor of the election of the nominees named above as directors. Although all of the nominees have indicated their willingness to serve if elected, if at the time of the meeting, any nominee is unable or unwilling to serve, then the shares represented by properly executed proxies will be voted at the discretion of the person named in the proxies for another person designated by our Board of Directors.

Business Experience

The following sets forth biographical information as to the business experience of each nominee for director of our Company for at least the past five years.

Jean Madar

Jean Madar, age 65, a Director, has been the Chairman of the Board since our Company’s inception, and is a co-founder of our Company with Mr. Philippe Benacin. From inception until December 1993, he was the President of our Company; in January 1994, he became Director General of Interparfums SA, our Company’s subsidiary; and in January 1997, he became Chief Executive Officer of our Company. Mr. Madar was previously the managing director of Interparfums SA, from September 1983 until June 1985. At such subsidiary, he had the responsibility of overseeing the marketing operations of its foreign distribution, including market research analysis and actual marketing campaigns. Mr. Madar graduated from The French University for Economic and Commercial Sciences (ESSEC), the prestigious French business school, in 1983. We believe that Mr. Madar’s skills in guiding, leading and determining the strategic direction of our Company since its inception together with Mr. Benacin, in addition to his contacts in the fragrance and cosmetic industry, render him qualified to serve as a member of our Board of Directors.

Philippe Benacin

Mr. Benacin, age 67, a Director, is President of our Company and the Chief Executive Officer of Interparfums SA, has been the Vice Chairman of the Board since September 1991, and is a co-founder of our Company with Mr. Madar. He was elected the Executive Vice President in September 1991, Senior Vice President in April 1993, and President of our Company in January 1994. In addition, he has been the President of our Company and Chief Executive Officer of Interparfums SA for more than the past five years. Mr. Benacin graduated from The French University for Economic and Commercial Sciences (ESSEC), the prestigious French business school, in 1983. In June 2014 Mr. Benacin was elected as a member of the Supervisory Board of Vivendi, and Chairman of its Corporate Governance, Nominations and Remuneration Committee. We believe that Mr. Benacin’s skills in guiding, leading and determining the strategic direction of our Company since its inception together with Mr. Madar, in addition to his contacts in the fragrance and cosmetic industry, render him qualified to serve as a member of our Board of Directors.

Michel Atwood

Mr. Atwood, age 57, became our Chief Financial Officer on September 6, 2022, and was first elected to our Board of Directors at the 2022 Annual Meeting held in September 2022.

From September 2018 through March 2022 while at Estée Lauder, Mr. Atwood had strategic oversight for the fragrance category across that company and operational accountability for several of its fragrance brands. He also had senior level merger and acquisition (“M&A”) duties, including acquisition integration and brand divestitures/discontinuations. Over his nearly four years at Estée Lauder, he also drove cross-brand synergies across research and development and supply chain for the fragrance category. From February 2017 to August 2018, he was an independent consultant as an M&A advisor on multiple fragrance license acquisitions and also acted as a private investor.

From 1995 to 2017, Mr. Atwood held several executive positions at Procter & Gamble (“P&G”) in France, Switzerland, Italy and Germany. His final title at P&G was Divisional CFO of Global Prestige Fragrances, leading a 90 member team, and ultimately spearheading the divestiture of that division to Coty. Earlier he was CFO Global Markets – Prestige Fragrances, a business generating over $2 billion in sales, where he headed a globally dispersed team of 60 people supporting the go-to-market organization (affiliates, Travel Retail and distributors) of the Prestige Division. Before that, he was Global Prestige Director of Strategic Planning, Licensing and Acquisition shaping and executing the overall business direction and licensing and acquisition strategy of P&G’s Global Fragrance and Premium skin and cosmetics businesses.

Michel Atwood holds a master’s degree in software engineering from the Institut National des Sciences Appliquées of Lyon, and a master’s in international finance from HEC Paris, the prestigious French business school. He also earned the designation of Certified Management Accountant from the Institute of Management Accountants. He has a truly international background, working/living in France, Switzerland, the U.S., Canada, Turkey and Italy. We believe that Mr. Atwood’s skills and experience in accounting, international tax, mergers and acquisitions, as well as his knowledge of the fragrance industry, render him qualified to serve as a member of our Board of Directors.

Francois Heilbronn

Mr. Heilbronn, age 65, a Director since 1988, an independent director and Chairman of the Audit Committee, Nominating Committee and the Executive Compensation and Stock Option Committee, is a graduate of Harvard Business School with a Master of Business Administration degree and is currently the managing partner of the consulting firm of M.M. Friedrich, Heilbronn & Fiszer. He was formerly employed by The Boston Consulting Group, Inc. from 1988 through 1992 as a manager. Mr. Heilbronn graduated from Institut d’ Etudes Politiques de Paris in June 1983. From 1984 to 1986, he worked as a financial analyst for Lazard Freres & Co. In addition, during 2009, Mr. Heilbronn became an Associate Professor in Business Strategy at Sciences Po, Paris, France. As the result of his business and financial acumen, as well as his experience as managing partner of a business consulting firm in the area of mergers and acquisitions of large international companies in retail, consumer goods and consumer services throughout the world, we believe Mr. Heilbronn is qualified to serve as a member of our Board of Directors.

Robert Bensoussan

Mr. Robert Bensoussan, age 68, has served as a Director since March 1997 and is an independent director. He is a member of the Audit Committee, Nominating Committee, and the Executive Compensation and Stock Option Committee. Mr. Bensoussan founded RBS Conseil, an investment company focused on retail and branded luxury goods. He remains an investor in Hapy Sweet Bee Ltd., a natural health food products company.

Mr. Bensoussan currently serves as Chairman of Oriflame Holding Limited and Oriflame Investment Holding PLC, a global beauty and wellbeing company operating in approximately 60 markets through a multilevel marketing model and supported by approximately three million beauty entrepreneurs worldwide, a role he has held since 2025. He is also Chairman of the Supervisory Board of 2Ride Holding, a Marseille-based European leader in premium protective gear for motorcycle riding and outdoor sports, since 2025.

Previously, Mr. Bensoussan was Chief Executive Officer of J. Choo Limited from 2001 to 2007 and a member of its board from 2001 to 2011, during which time our Company operated as a privately held luxury shoe wholesaler and retailer. He also served as Chairman of Camaïeu, a French retail conglomerate, and as a board member of Celio International and Vivarte. In 2019, Mr. Bensoussan resigned after six years as the only non-North American board member of Lululemon Athletica Inc. Following the successful sale of our Company in 2021, he stepped down from the board of Feelunique.com, one of Europe’s largest online beauty retailers, after nine years of service. Mr. Bensoussan has also served on the boards of SNS, a prominent aspirational streetwear and entertainment hub, Pronovias, the worldwide leader in wedding dresses and Yonderland, Europe’s largest premium outdoor retailer.

We believe Mr. Bensoussan is qualified to serve as a member of our Board of Directors due to his business and financial acumen and his experience in the retail and branded luxury goods market.

 Patrick Bousquet-Chavanne

Patrick Bousquet-Chavanne, age 67, an independent director, is an accomplished executive in the fast moving consumer goods and retail sectors, with over 35 years of international experience across London, Paris, Dubai, and New York. He has held senior leadership roles at prestigious companies including, The Estee Lauder Companies Inc, LVMH, Marks & Spencer PLC, EMAAR PJSC, and most recently served as CEO of ESW Americas. Recently, Mr. Bousquet-Chavanne spearheads the Abu Dhabi Retail Development Program for the Abu Dhabi Investment Office, an arm of the Abu Dhabi Department of Economic Development. From September 2023 to the present, he acts as consultant through his company, PBC Consulting, in the retail industry.

From October 2020 to September 2023, Mr. Bousquet-Chavanne served on the Advisory Board of ESW, a leading global direct to consumer e-commerce service provider where he led Americas operations and the global luxury practice, focusing on structuring United States operations for accelerated growth and guiding the diversification and global expansion of ESW in the luxury, fashion, beauty, and personal care industries.

Previously, as CEO of EMAAR Malls—the owner of The Dubai Mall, the world’s largest travel retail and entertainment destination—Mr. Bousquet-Chavanne brought transformative perspectives to the Middle East retail market during a period of rapid digital transformation. He led the acquisition of Namshi.com, expanded the Dubai Mall's digital footprint, and introduced advanced analytics and consumer insight capabilities to enhance customer experience across channels.

Prior to his tenure at EMAAR Malls, Mr. Bousquet-Chavanne was Chief Customer, Marketing, and Digital Officer at Marks & Spencer PLC. There, he spearheaded the department store’s digital transformation, positioning marksandspencer.com as one of the top three online destinations for clothing and footwear in the United Kingdom. He also led M&S's Beauty transformation initiative, cantered decision-making on customer insights, and launched the award-winning Sparks™ CRM program.

Mr. Bousquet-Chavanne is a former Independent Director of Brown-Forman (NYSE: BF-B), one of the largest American spirits companies, 2005 to 2017, and previously chaired the Compensation Committee of HSNi (NASDAQ: HSNI), a multi-channel retailer in the USA.

He holds MBAs from Purdue University Krannert School of Management and an Advanced Management degree from Stanford Executive Program in Strategy and Organization. Mr. Bousquet-Chavanne is a CCE, “Conseiller du Commerce Exterieur de la France”, a member of Purdue University's Marketing Advisory Board and was part of the Retail Leadership Group for The Prince’s Trust, a UK charity founded by Charles, Prince of Wales. He contributes to Forbes.com on topics related to beauty and luxury. We believe Mr. Bousquet-Chavanne’s beauty and retail experience will contribute valuable insights to our Board of Directors.

Herve Bouillonnec

Hervé Bouillonnec, age 56, who was elected a director for the first time in September 2025, is the Global Chief Commercial Officer at Interparfums, USA LLC, a wholly owned subsidiary of our Company based in New York City, and oversees the commercial strategy and licensing acquisitions for Interparfums, USA LLC.

Mr. Bouillonnec joined Interparfums, USA LLC in May 2007 to spearhead its worldwide fragrance business, based in New York City. He brought Interparfums USA his extensive experience in luxury brand management, including time with Yves Saint Laurent (Kering Group) and Givenchy (LVMH). He was responsible for growing their prestige beauty and fragrance business to its full potential in global domestic and travel retail markets. He has strong leadership skills and is responsible for managing teams worldwide. As an experienced executive with an entrepreneurial spirit, he continually stives to grow and build the business, starting from the ground up, with strategic initiatives to create profitable and economically sound brands.

Mr. Bouillonnec grew up in France and has worked in the United States since 2001. He is passionate about golf, football, and rugby, and remains a passionate fan of sports today. He studied in France, England, and Barcelona, earning a Bachelor of Arts in European Business in Great Britain and a Master of European Economics from the University of Barcelona in Spain. He speaks French, Spanish, and English fluently. Hervé enjoys traveling with his family and lives with his wife and daughter in New York City. We believe that Mr. Bouillonnec’s extensive experience in building and growing Interparfums’ fragrance business are welcome asset to our Board of Directors.

Valerie Hermann

Valerie Herman, age 63, is a director nominee for the first time. She has been the Director of Luxury Investments at Groupe Epi in Paris, France since March of 2020, and has been the employed by Global Brands at Ralph Lauren Corporation for six years, President of Global Brands from September 2016 to March 2020, Global Brand President of Luxury, Women’s Collections and World of Accessories in the Greater New York City Area from April 2016 to September 2016, and President of Ralph Lauren Luxury Collections from April 2014 to April 2016. She was also the Chief Executive Officer at Reek Krakoff/Coach Group from September 2011 through January 2014, the Chief Executive Officer of Saint Laurent from 2005 through February 2011 in Paris, France, and a Director of Women’s Ready to Wear, Dior at LVMH from 2007 to 2011, in Paris, France. She received a marketing and marketing management degree from HEC (École des hautes études commerciales de Paris), which translates roughly to Paris School of Advanced Business Studies, Paris, France in 1989. We believe that her experience in managing and marketing of the luxury products will provide our board of directors with valuable insights into the creation, marketing and management of our luxury fragrances and fragrance related products.

Bénédicte Epinay

Bénédicte Epinay, age 64, is a director nominee for the first time. Since March 2020, Bénédicte Epinay has been Chief Executive Officer of Comité Colbert, a public-interest association founded in 1954 by Jean-Jacques Guerlain. This organization brings together 98 French luxury houses and 15 cultural institutions united by a shared purpose: “To passionately promote, sustainably develop and patiently pass on French craftsmanship and creativity in order to inspire dreams.” This mission guides all of the association’s activities, which focus on enhancing the collective influence of French luxury and art de vivre, while preserving the craft professions that are the lifeblood of the industry.

As the official representative body of the French luxury industry, Comité Colbert also serves as the sector’s advocacy organization, engaging with public authorities and policymakers in both Paris and Brussels. It also provides its members with strategic research and insights on sustainability, human resources, and technology—three issues that are at the heart of the industry's current challenges and priorities.

Under her leadership, two flagship initiatives have been launched. The first, Les Deux Mains du Luxe (“The Two Hands of Luxury”), is an annual event dedicated to the transmission of craftsmanship, aimed at both young people and adults seeking a career change. The second, Jeux de Main (“Hand in Hand”), is an international cultural dialogue between French artisans and master craftspeople from the host country. The latest edition was held in Shanghai as part of the celebrations marking the 60th anniversary of diplomatic relations between France and China.

In 2026, at the invitation of the French Ambassador to the United States, Comité Colbert celebrated the 250th anniversary of Franco-American friendship in New York and Washington, D.C. The event, entitled Hidden Treasures, took the form of a landmark exhibition revealing the American archives and stories of French luxury houses. Conceived as a tribute to two and a half centuries of cultural dialogue and mutual inspiration between France and the United States, it highlighted the enduring ties that have connected the two nations through creativity, craftsmanship, and the arts.

Prior to joining Comité Colbert, Bénédicte Epinay studied political science and economics at the University before pursuing journalism studies. She then spent over thirty years in the media industry, notably within the Les Échos – Le Parisien Group, where she served as Deputy Editorial Director in charge of luxury weekend publications until 2020. In this role, she launched Série Limitée, the Group’s first monthly luxury and lifestyle magazine in 1999, and Les Échos Week-End, its weekly weekend edition, in 2015.

We believe that her strategic research and insights on sustainability, human resources, and technology—three issues that are at the heart of the fragrance industry's current challenges and priorities, will provide our board of directors with valuable insights moving forward.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 and any amendments to such forms furnished to us, and written representations from various reporting persons furnished to us, we are not aware of any reporting person who has failed to file the reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934 on a timely basis.

Insider Trading Policy

The use of material non-public information in securities transactions (“Insider Trading”) or the communication of such information to others who use it in securities trading (“Tipping”) violates the federal securities laws. Such violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through use of the non-public information and penalties equal to three times such profits or losses. Further, Insider Trading violations expose our Company, its management, and other personnel acting in supervisory capacities to potential civil liabilities and penalties for the actions of employees under their control who engage in Insider Trading violations.

If a director, officer or employee of our Company is aware of material information relating to our Company, which has not yet been made available to the public for at least two (2) full business days, then such person is prohibited by law as well as by Company policy from trading in our Company’s shares or directly or indirectly disclosing such information to any other persons so that they may trade in our Company’s shares. It is difficult to describe what constitutes “material” information, but one should assume that any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold our stock, would be material.

Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples include a potential business acquisition, internal financial information which departs in any way from what the market would expect, important product developments, the acquisition or loss of a major contract, or an important financing transaction. We emphasize that this list is not meant to be exhaustive, but merely illustrative.

Not only is it illegal to engage in Insider Trading or convey such information to others in breach of a duty, but it is also generally illegal to “tip” such information to others who may trade in the securities involved or to recommend the purchase or sale of securities to others while you are in possession of such information. It is the policy of our Company that one should never trade while in possession of material, non-public information or tip or communicate such information to others without first receiving authorization from our Company or our counsel. This policy applies to such person’s personal transactions and those indirectly through a spouse, friend, corporation or other entity. This applies to the securities of our Company and of other corporations. Thus, if in the course of our Company’s business, a person learns of material non-public information concerning another corporation (such as a customer or supplier) you should abstain from trading in that company’s securities.

Further, this policy applies to securities transactions by individuals who reside in the same household with directors, officers and employees of our Company. Strict compliance with these policies and procedures is expected of all directors, officers and employees and members of their households, and any infringement thereof may result in sanctions, up to and including, termination of office or employment.

Insider Trading Procedure

In addition, to avoid the appearance of impropriety, no trading in our Company’s securities is permitted to take place without compliance with the following rules.

•         The person who intends to trade in our Company’s securities must first contact the Chief Financial Officer of Interparfums, Inc., prior to any contemplated purchase or sale.

•         There shall be no trading in our Company’s securities by Company personnel within ten (10) full business days before the earlier of

(i) the issuance of a press release by our Company concerning its periodic financial information, which occurs approximately five (5) to ten (10) business days before the filing with the SEC of our Company’s periodic reports, which are due no later than March 1, May 10, August 9 and November 9 of each year, or

(ii) the actual filing of such periodic reports; and

until two (2) full business days AFTER the actual filing of such periodic reports.

•         There shall also be no trading in our Company’s securities until not less than two (2) full business days after the release of any other press release or filing with the SEC of a Current Report on Form 8-K by our Company.

•         In no event shall there be any trading in our Company’s securities by Company personnel without the prior consent from our Company.

Anti-Hedging Policy

Under the terms of our Anti-Hedging Policy, no officers, employees or members of our Board of Directors (and their respective family members or any affiliated entities) may engage in hedging or monetization transactions involving our securities, including buying any financial instrument or entering into any transaction that may offset any potential decrease in the market value of stock options or similar security that is granted as compensation. This policy also prohibits all actions to avoid any downward price of such compensation award. This same prohibition applies as well to any other person or company who is holding such equity security for the benefit of our employees, officers, directors or family members. This policy is not intended to prohibit the exercise of our stock options granted under our stock option plans.

Option Grants Policy and Practice

Option grants to officers and employees have historically been granted on the last business day of the calendar year, as the board believes that as a general rule, there should not be any material non-public information available at that time of year. However, no options were granted during the years 2025, 2024 and 2023 to any executive officers, other than Michel Atwood, Chief Financial Officer, who received options to purchase 4,000 shares on the last business day each such calendar year, respectively, and Mr. Bouillonnec, the Global Chief Commercial Officer of Interparfums, USA LLC, who also received options to purchase 4,000 shares on the last business day of each such calendar year. Options have historically been granted at the fair market value on the date of grant with a 6-year term, and vested 20% each year after the first year on a cumulative basis. Options granted to officers and employees terminate upon the termination of association with the Company, for other than death or permanent disability.

Our board authorized automatic grants to our independent directors commencing on the last business day of each year, which was approved by our shareholders at the 2023 annual meeting. On December 31, 2025, options to purchase 1,500 shares were granted to all six (6) of our independent directors, Messrs. Heilbronn, Bensoussan, Harrison, Kappauf, Bousquet Chavanne and Ms. Gabai-Pinsky at the fair market value on the date of grant, $84.64 per share.

Clawback Policy for Erroneously Awarded Executive Compensation

Our Board of Directors has adopted a policy for the recovery of the award of erroneously awarded incentive compensation for our executive officers (the “Recovery Policy”). If our Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, then, in accordance with the provisions of this Recovery Policy, our Company will recover reasonably promptly the amount of all Erroneously Awarded Compensation from its executive officers, as defined below.

The term “Erroneously Awarded Compensation” is defined in the Recovery Policy as the amount of incentive-based compensation that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, and computed without regard to any tax liability. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received.

The Recovery Policy applies to all incentive-based compensation received by an executive officer during the three (3) completed fiscal years immediately preceding the date that our Company is required to prepare an accounting restatement, for all incentive-based compensation received by executive officers on or after October 2, 2023.

THE BOARD RECOMMENDS VOTING “FOR” EACH OF THE BOARD’S NOMINEES ON PROPOSAL No. 1.

Executive Compensation

Compensation Discussion and Analysis

General

The Executive Compensation and Stock Option Committee of our Board of Directors is comprised entirely of independent directors and oversees all elements of compensation (base salary, annual bonus, long-term incentives and perquisites) of our Company’s executive officers and administers our Company’s stock option plans, other than the non-employee directors stock option plan, which is self-executing.

The objectives of our compensation program are designed to strike a balance between offering sufficient compensation to either retain existing or attract new executives on the one hand, and maintaining compensation at reasonable levels on the other hand. We do not have resources comparable to the cosmetic giants in our industry, and, accordingly, cannot afford to pay excessive executive compensation. In furtherance of these objectives, our executive compensation packages generally include a base salary, as well as annual incentives tied to individual performance and long-term incentives tied to our operating performance.

Mr. Madar, the Chairman and Chief Executive Officer, took the initiative after discussions with Mr. Atwood, the Chief Financial Officer and board member, and recommended executive compensation levels for executives for United States operations. Mr. Benacin, the Chief Executive Officer of Interparfums SA, took the initiative after discussions with Philippe Santi, the Executive Vice President of Interparfums SA, and recommended executive compensation levels for executives for European based operations. The recommendations are presented to the Compensation Committee for its consideration, and the Compensation Committee makes a final determination regarding salary adjustments and annual award amounts to executives, including Jean Madar and Philippe Benacin. Messrs. Madar and Benacin are not present during deliberations or determination of their executive compensation by the Compensation Committee. Further, Messrs. Madar and Benacin, in addition to being executive officers and directors, are our largest beneficial shareholders, and therefore, their interests are aligned with our shareholder base in keeping executive compensation at a reasonable level.

The Compensation Committee was pleased that the most recent shareholder advisory vote on executive compensation held at our last annual meeting of shareholders in September 2025 overwhelmingly approved the compensation policies and decisions of the Compensation Committee. The Compensation Committee has determined to continue its present compensation policies in order to determine similar future decisions.

Our Compensation Committee believes that individual executive compensation is at a level comparable with executives in other companies of similar size and stage of development that operate in the fragrance industry, and takes into account our company’s performance as well as our own strategic goals. During 2025, the members of such committee consisted of Messrs. Francois Heilbronn and Robert Bensoussan, and Ms. Gabai-Pinsky. As the result of Director Robert Bensoussan’s appointment as Chairman of Oriﬂame Holding Limited and Oriﬂame Investment Holding PLC and his increased workload thereby, in March 2026 Mr. Patrick Bousquet-Chavanne replaced Mr. Bensoussan on the Executive Compensation and Stock Option Committee.

Elements of Compensation

General

The compensation of our executive officers is generally comprised of base salaries, including a fee paid to the holding companies of each of Messrs. Madar and Benacin, annual cash bonuses and long-term equity incentive awards. In determining specific components of compensation, the Compensation Committee considers individual performance, level of responsibility, skills and experience, other compensation awards or arrangements and overall company performance. The Compensation Committee reviews and approves all elements of compensation for all of our executive officers taking into consideration recommendations from the Chief Executive Officer of our Company and the Chief Executive Officer of Interparfums SA, as well as information regarding compensation levels at competitors in our industry.

Our named executive officers have all been with our Company for more than the past ten (10) years, other than Mr. Atwood who joined our Company in September 2022, with Messrs. Madar and Benacin being founders of our Company. As Messrs. Madar and Atwood, the Chief Financial Officer, and Benacin and Santi for European based operations, were most familiar with the individual performance, level of responsibility, skills and experience of each executive officer in their respective operating based operations, the Compensation Committee relies upon the information provided by such executive officers in determining individual performance, level of responsibility, skills and experience of each executive officer.

The Compensation Committee views the competitive marketplace very broadly, which would include executive officers from both public and privately held companies in general, including fashion and beauty companies, but not limited to the peer companies contained in the corporate performance graph contained in our annual report. Generally, rather than tie the Compensation Committee’s determination of compensation proposals to any specific peer companies, the members of our committee have used their business experience, judgment and knowledge to review the executive compensation proposals recommended to them by Mr. Madar for United States operations and Mr. Benacin for European based operations. As such, as a general rule the Compensation Committee did not determine the need to benchmark any material item of compensation or overall compensation.

The members of the Compensation Committee have extensive experience and business acumen and are well qualified in determining the appropriateness of executive compensation levels. Mr. Heilbronn is a managing partner of a business consulting firm in the area of mergers and acquisitions of large international companies in retail, consumer goods and consumer services throughout the world. Ms. Gabai-Pinsky has executive experience as the former President of Vera Wang Group, as well as the Global President for Aramis and Designers Fragrances in addition to Beauty Bank and Idea Bank at The Estée Lauder Companies. Mr. Bensoussan, the final committee member, currently serves as Chairman of Oriflame Holding Limited and Oriflame Investment Holding PLC, a global beauty and wellbeing company. He is also Chairman of the Supervisory Board of 2Ride Holding, a Marseille-based European leader in premium protective gear for motorcycle riding and outdoor sports, since 2025. Finally, he was previously a member of the boards of lululemon athletica Inc., Feelunique.com, one of Europe’s largest online beauty retailers, and Jimmy Choo Ltd, from 2001 to 2011. As the result of Director Robert Bensoussan’s appointment as Chairman of Oriﬂame Holding Limited and Oriﬂame Investment Holding PLC and his increased workload thereby, in March 2026 Mr. Patrick Bousquet-Chavanne replaced Mr. Bensoussan on the Executive Compensation and Stock Option Committee.

 Base Salary

Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent. Base salaries for executive officers are reviewed on an annual basis, and adjustments are determined by evaluating our operating performance, the performance of each executive officer, as well as whether the nature of the responsibilities of the executive has changed.

As stated above, as Messrs. Madar and Atwood for United States based operations, and Messrs. Benacin and Santi for European based operations, were most familiar with the individual performance, level of responsibility, skills and experience of each executive officer in their respective based operations, the committee relied upon the information provided by such executive officers in determining individual performance, level of responsibility, skills and experience of each executive officer.

For executive officers of United States based operations, the bulk of their annual compensation is in base salary including a fee paid to the holding company for Mr. Madar for services rendered outside the United States. However, for executive officers of European based operations, base salary comprises a smaller percentage of overall compensation. We have paid a lower percentage of overall compensation in the form of base salary to executive officers of European based operations for several years, principally because European based operations historically have had higher profitability than United States based operations, and European based operations are run differently from United States based operations by the Chief Executive Officer of European based operations, Mr. Benacin. As the result of this historically higher profitability, European based operations have had the ability to pay higher bonus compensation in addition to base salary. As bonus compensation is and has historically been discretionary, no targets were set in order to maintain flexibility. Further, if results of operations for European based operations were not satisfactory (again, no target amounts were set to maintain flexibility), then bonus compensation, as well as overall compensation could be lowered without otherwise affecting base salary. Further still, by keeping annual bonus compensation at a higher percentage of overall compensation and base salary at a lower percentage, our Company benefits because the base amount for annual salary adjustments would be smaller. Finally, initial executive compensation matters for Interparfums SA are authorized by an independent committee, the Interparfums SA Corporate Governance, Nominations and Remuneration Committee (the “IPSA Remuneration Committee”).

For 2025, Mr. Benacin received a base salary of $846,600 as compared to $821,500 in 2024. Included in this amount are payments made to Mr. Benacin’s holding company of $250,000 for each year. This same consulting fee has been paid for more than each of the past three years, in accordance with the consulting agreement with Mr. Benacin’s holding company, which provides for review on an annual basis of the amount of compensation payable to such company.

The Compensation Committee considered the following salient factors in ratifying Mr. Benacin’s base compensation that was approved by the IPSA Remuneration Committee, and in authorizing payment to Mr. Benacin’s holding company; services rendered to United States based operations for several years by Mr. Benacin in connection with licensing and distribution of international brands, as well as future services to be performed by Mr. Benacin internationally relating to licensing and distribution of international brands for United States based operations.

As Mr. Benacin values the services of two named executive officers of Interparfums SA, Mr. Philippe Santi, Executive Vice President, and Mr. Frederic Garcia-Pelayo, Executive Vice President and Chief Operating Officer, equally, their base salaries, as well as their bonus compensation discussed below, have been in lockstep.

For 2025, the base salary of Mr. Santi was $548,000 an increase from $514,000 in 2024. Such increase amounted to 6.7% from the prior year. For IPSA, bonus compensation constituted a larger portion of total executive compensation, as discussed later in the section. The Compensation Committee considered the recommendations of Mr. Benacin, base compensation that was approved by the IPSA Remuneration Committee, results of operations for the year, as well as the services performed for European based operations by Mr. Santi in ratifying his salary level.

A different approach is taken for United States based operations as that based operations is smaller and less profitable. A more significant base salary is paid in order to attract and retain employees with the skills and talents needed to run the operation with a lesser emphasis placed on bonuses. Neither of the executive officers for United States based operations have employment agreements (although Mr. Madar’s personal holding company has a consulting agreement that provides for review on an annual basis of the amount of compensation payable to such company), as we believe that having flexibility in structuring annual base salary is a benefit, which permits us to act quickly to meet a changing economic environment.

For each of years 2025, 2024 and 2023, Mr. Madar’s Holding Company received the same management fee of $2 million. The major factors in the determination for the lack of an increase in the management fee paid to Jean Madar Holding SAS were the disappointing sales and results of United States based operations for 2025. The same two factors also were determinative in the nominal increase in base salary awarded to Mr. Atwood, the Chief Financial Officer of both Interparfums, Inc. and its United States based operating subsidiary, Interparfums, USA LLC.

Mr. Atwood, who became the Chief Financial Officer in September 2022, was paid a base salary of $721,000 for 2025, a nominal increase of 3.0% from his 2024 base salary of $700,000. The Compensation Committee considered the following material factors in approving the base salary of Mr. Atwood for 2025: his individual performances, level of responsibilities, and skill, as well as the recommendation of the Chief Executive Officer.

For Mr. Bouillonnec, the Global Chief Commercial Officer for United States based operations who was elected to our board of directors for the first time in September 2025, his base salary was $927,000 in 2025, also a 3.0% increase from his salary of $900,000 in 2024, also due to disappointing sales and results of United States based operations in 2025. As 2024 sales and results were improved from the prior year, he had received a $50,000 increase in base salary from $850,000 in 2023, or a 5.8% increase.

Bonus Compensation/Annual Incentives

The discretionary bonuses for Mr. Benacin were $475,000 and $411,000, in recognition of the record setting performances in both sales and earnings of Interparfums SA, our French operating subsidiary for 2025 and 2024 respectively. In addition, the Compensation Committee agreed with the recommendations of Mr. Benacin, IPSA Remuneration Committee and the contributions made by Mr. Santi to the Company’s success and growth. Mr. Santi was awarded a discretionary bonus of $537,000, $425,000, and $458,000, in 2025, 2024, and 2023, respectively, or 98%, 83%, and 92%, of his base salary for those years.

A different approach is taken for United States based operations as they are smaller and less profitable. As discussed above, a more significant base salary is paid in order to attract and retain employees with the skills and talents needed to run United States based operations with a lesser emphasis placed on bonuses. Jean Madar Holding SAS, the management company beneficially owned by Mr. Madar, the Chief Executive Officer, has not received any cash bonus for more than in the past three years.

Mr. Atwood, the Chief Financial Officer, who as part of a verbal agreement with the Company, is entitled to a guaranteed annual bonus of $100,000, as well as a $100,000 bonus based upon achieving certain milestones. For 2025, 2024 and 2023, Mr. Atwood received a discretionary bonus of $110,000, $125,000 and $125,000. The Compensation Committee considered the same factors in granting these two as in approving his annual base salary.

For Mr. Bouillonnec, his bonus compensation was relatively constant, $135,000 being paid in 2025, and $150,000 being paid in each of 2023 and 2024, reflecting the decrease in sales for United States based operations in 2025 as compared to 2024.

 As required by French law, Interparfums SA maintains its own profit sharing plan for all French employees who have completed three months of service, including executive officers of our European based operations other than Mr. Benacin, the Chief Executive Officer of Interparfums SA. Benefits are calculated based upon a percentage of taxable income of Interparfums SA and allocated to employees based upon salary. The maximum amount payable per year per employee is approximately $37,480.

Calculation of the total annual benefits contribution is made according to the following formula:

50% of (Interparfums SA fiscal income after taxes, less 2.5% of shareholders’ equity excluding current year income and pension provision) times a fraction, the numerator of which is wages, and the denominator of which is net income before tax + wages + taxes (other than income tax) + valuation allowances + amortization expenses + interest expenses.

Contribution to individual employees is then made pro rata based upon their individual salaries for the year.

Long-Term Incentives

Stock Options. In prior years, we had linked long-term incentives with corporate performance through the grant of stock options. However, no options were granted in 2021 or 2020 to either employees of United States based operations or European based operations, as other compensation arrangements were being considered as part of a review of the executive compensation strategy. In December 2025, 2024 and 2023, at the recommendation of the Chief Executive Officer, the Compensation Committee authorized the grant of a stock option to purchase 4,000, shares for each such year, to Mr. Atwood, at the fair market value on the dates of grant, as part of his long-term incentives. Unless the market price of our common stock increases, Mr. Atwood will have no tangible benefit from this option. Thus, the option holder is provided with the additional incentive to increase individual performance with the ultimate goal of increasing our overall performance. We believe that enhanced executive incentive that result in increased corporate performance tend to build company loyalty. Mr. Herve Bouillonnec, the Global Chief Commercial Officer of Interparfums, USA LLC, who is also a member of our Board of Directors, was granted a stock option to purchase 4,000 shares at the fair market value on the dates of grant, for contributions to the Company in such capacity, not as a member of our Board of Directors. However, no other stock option grants were made to other executive officers in 2025, 2024 or 2023, including Messrs. Jean Madar and Philippe Benacin.

Interparfums SA Stock Compensation Plans

2025 Free Share Plan – On December 1, 2025, the Board of Interparfums SA (“IPSA”) decided to grant 137,900 free shares of its capital stock to all of the IPSA’s employees and corporate officers subject to their employment on the vesting date of March 1, 2029. Issuance of these shares is based on satisfaction of performance conditions, relating to IPSA's 2028 fiscal year achievements of consolidated sales and operating income for 45% of the shares and an EcoVadis rating for 10% of the shares. The $97,316 fair value of IPSA shares to be issued to each of Messrs. Jean Madar, Philippe Benacin and Philippe Santi has been determined based upon the closing price of IPSA shares as reported on the Euronext on the date of grant.

IPSA used the services of third party to assist them in the valuation of the plan, with the calculations and assumptions as follows:

•         Management expects the rate of staff turnover to be 10%.

•         Using the Monte Carlo method, management expects the performance rate to be 86.2% on the IPSA and subsidiaries consolidated sales, 60% on the consolidated operating income and 80% on the EcoVadis rating.

•         As of December 31, 2025, management, using the above Monte Carlo method assumptions, expects total expenses related to this plan to be valued at $2.2 million (€2 million).

As of December 31, 2025:

•         No shares of IPSA Capital Stock were purchased in the open market and allocated to this plan

$0.1 million of expense was recorded ($0.1 million including social contributions).

2024 - 2023 No shares were granted to any employees or corporate officers during either year.

 2022 Free Share Plan – On March 16, 2022, the Board of Interparfums SA (“IPSA”) decided to grant 88,400 free shares of its capital stock to all of the IPSA’s employees and corporate officers having more than 6 months seniority at the grant date. The free shares were issued in June 2025. Issuance of those shares is based on satisfaction of performance conditions, relating to the 2024 IPSA sales for 50% of the shares and 2024 operating income for the balance.

IPSA used the services of third party to assist them in the valuation of the plan, with the calculations and assumptions as follows:

•         Management expects the rate of staff turnover to be 12%.

•         Using the Monte Carlo method, management expects the performance rate to be 80% on the IPSA and subsidiaries consolidated sales and 80.8% on the consolidated operating income.

•         As of December 31, 2022 management has updated its expectation related to the performance rate to be 100% for both consolidated sales and consolidated operating income based on the above assumptions, the total expenses related to this plan are valued at $4.1 million.

As of December 31, 2024:

•         96,371 shares of IPSA Capital Stock, representing $4.1 million were purchased in the open market and allocated to this plan.

$1.4 million of expense was recorded (or $1.6 million including social contributions).

As of December 31, 2025:

•         106,046 shares of IPSA Capital Stock, representing $4.1 million were purchased in the open market and allocated to this plan. All shares were vested and distributed to eligible employees on June 16, 2025.

$0.7 million of expense was recorded (or $0.9 million including social contributions).

Stock Appreciation Rights

Our stock option plans authorize us to grant stock appreciation rights, or SARs. An SAR represents a right to receive the appreciation in value, if any, of our common stock over the base value of the SAR. To date, we have not granted any SARs under our plans. While the Compensation Committee currently does not plan to grant any SARs under our plans, it may choose to do so in the future as part of a review of the executive compensation strategy.

Restricted Stock

We have not in the past, and we do not have any future plans to grant restricted stock to our executive officers. However, while the Compensation Committee currently does not plan to authorize any restricted stock plans, the Compensation Committee may choose to do so in the future as part of a review of the executive compensation strategy.

Other Compensation

For 2025, Mr. Benacin received an automobile allowance of $12,204.

No Stock Ownership Guidelines

We do not require any minimum level of stock ownership by any of our executive officers. As stated above, Messrs. Madar and Benacin, are our largest beneficial shareholders, which aligns their interests with our shareholder base in keeping executive compensation at a reasonable level.

Retirement and Pension Plans

We maintain a 401(k) plan for United States based operations, and match the first 50% of the first 6% of contributions made by each employee on an annual basis, as we have determined that base compensation together with annual bonuses, are sufficient incentives to retain talented employees. Our European based operations maintain a pension plan for its employees as required by French law. For each of 2025, 2024, and 2023, each of Messrs. Benacin and Santi received an increase of approximately $20,000, $19,000, and $17,600, respectively, in their value of deferred compensation earnings.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis provisions to be included in the Annual Report on Form 10-K for fiscal year ended December 31, 2025 and this proxy statement for the 2026 annual meeting of shareholders. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Annual Report on Form 10-K as well as this proxy statement for the upcoming annual meeting of shareholders.

François Heilbronn

Veronique Gabai-Pinsky and

Patrick Bousquet-Chavanne

The following table sets forth a summary of all compensation awarded to, earned by or paid to our “named executive officers,” who are our principal executive officer, our principal financial officer, and each of the three most highly compensated executive officers of our Company. This table covers all such compensation during fiscal years ended December 31, 2025, December 31, 2024 and December 31, 2023. For all compensation related matters disclosed in the summary compensation table, and elsewhere where applicable, all amounts paid in euro have been converted to U.S. dollars at the average rate of exchange in each year.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Jean Madar, (4)	2025	2,000,000	-0-	97,316	-0-	-0-	-0-	-0-	2,097,316
Chairman and	2024	2,000,000	-0-	-0-	-0-	-0-	-0-	-0-	2,000,000
Chief Executive Officer	2023	2,000,000	-0-	-0-	-0-	-0-	-0-	-0-	2,000,000

Michel Atwood	2025	721,000	110,000	-0-	82,053	-0-	-0-	-0-	913,053
Chief Financial Officer	2024	700,000	125,000	-0-	133,251	-0-	-0-	-0-	958,251
	2023	525,000	125,000	-0-	140,327	-0-	-0-	-0-	790,327

Philippe Benacin, President	2025	846,640	474,600	97,316	-0-	-0-	20,225	12,204	1,450,985
Interparfums, Inc. and Chief Executive	2024	821,507	411,312	-0-	-0-	-0-	19,072	11,690	1,263,581
Officer of Interparfums SA	2023	794,975	216,260	-0-	-0-	-0-	17,600	11,678	1,040,513

Philippe Santi, Executive Vice	2025	547,618	536,750	97,316	-0-	37,480	19,681	-0-	1,238,845
President, Interparfums SA	2024	513,558	425,058	-0-	-0-	31,688	18,920	-0-	989,224
	2023	495,668	457,714	-0-	-0-	37,603	17,600	-0-	1,008,585

Herve Bouillonnec,	2025	927,000	135,000	-0-	82,053	-0-	-0-	-0-	1,144,053
Global Chief Commercial Officer	2024	900,000	150,000	-0-	133,251	-0-	-0-	-0-	1,183,251
of Interparfums, USA LLC	2023	850,000	150,000	-0-	140,327	-0-	-0-	-0-	1,140,327

1         Amounts reflected under Option Awards represent the grant date fair values in 2025, 2024 and 2023 based on the fair value of stock option awards using a Black-Scholes option pricing model. The assumptions used in this model are detailed in Footnote 12 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025 and filed with the SEC.

2         As required by French law, Interparfums SA maintains its own profit sharing plan for all French employees who have completed three months of service, including executive officers of our European based operations other than Mr. Benacin, the Chief Executive Officer of Interparfums SA. Benefits are calculated based upon a percentage of taxable income of Interparfums SA and are allocated to employees based upon salary. The maximum amount payable per year is approximately $37,480.

Calculation of total annual benefits contribution is made according to the following formula:

50% of (Interparfums SA fiscal income after taxes, less 2.5% of shareholders’ equity excluding current year income and pension provision) times a fraction, the numerator of which is wages, and the denominator of which is net income before tax + wages + taxes (other than income tax) + valuation allowances + amortization expenses + interest expenses.

Contribution to individual employees is then made pro rata based upon their individual salaries for the year.

3         The following table identifies (i) perquisites and other personal benefits provided to our named executive officers in fiscal 2025, and quantifies those required by SEC rules to be quantified and (ii) all other compensation that is required by SEC rules to be separately identified and quantified.

4         Represents fees paid to Jean Madar Holding SAS in accordance with a Supervising and Coordinating Service Agreement, as amended.

Name and Principal Position	Perquisites and other Personal Benefits ($)	Personal Automobile Expense ($)	Lodging Expense ($)	Total ($)
Jean Madar, Chairman Chief Executive Officer	-0-	-0-	-0-	-0-

Michel Atwood, Chief Financial Officer	-0-	-0-	-0-	-0-

Philippe Benacin, President of Inter Parfums, Inc. and Chief Executive Officer of Interparfums SA	-0-	12,204	-0-	12,204

Philippe Santi, Executive Vice President and Chief Financial Officer, Interparfums SA	-0-	-0-	-0-	-0-

Herve Bouillonnec, Global Chief Commercial Officer, Interparfums USA LLC	-0-	-0-	-0-	-0-

Plan based Awards

The following table sets certain information relating to each grant of an award made by our company to the executive officers of our company listed in the Summary Compensation Table during the past fiscal year.

Grants of Plan-based Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Closing
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	Price ($/Sh)
Jean Madar	NA	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	NA	NA
Michel Atwood	12/31/2025	-0-	-0-	-0-	-0-	-0-	-0-	-0-	4,000	$84.64	$84.64
Philippe Benacin	NA	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	NA	NA
Philippe Santi	NA	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	NA	NA
Herve Bouillonnec	12/31/2025	-0-	-0-	-0-	-0-	-0-	-0-	-0-	4,000	$84.64	$84.64

NA means not applicable.

Interparfums SA Stock Compensation Plan

Grants of Plan-based Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Closing
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	Price ($/Sh)
Jean Madar	NA	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	NA	NA
Michel Atwood	12/31/2025	-0-	-0-	-0-	-0-	-0-	-0-	-0-	4,000	$84.64	$84.83
Philippe Benacin	NA	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	NA	NA
Philippe Santi	NA	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	NA	NA
Herve Bouillonnec	12/31/2025	-0-	-0-	-0-	-0-	-0-	-0-	-0-	4,000	$84.64	$84.83

1	Price listed represents the fair value per share on the grant date.

Interparfums SA Profit Sharing Plan

As discussed above and required by French law, Interparfums, SA maintains its own profit sharing plan for all French employees who have completed three months of service, including executive officers of our European based operations other than Mr. Benacin, the Chief Executive Officer of Interparfums, SA. Benefits are calculated based upon a percentage of taxable income of Interparfums SA and allocated to employees based upon salary. The maximum amount payable per year per employee is approximately $37,480.

Calculation of total annual benefits contribution is made according to the following formula:

50% of (Interparfums SA fiscal income after taxes, less 2.5% of shareholders equity excluding current year income and pension provision) times a fraction, the numerator of which is wages, and the denominator of which is net income before tax + wages + taxes (other than income tax) + valuation allowances + amortization expenses + interest expenses.

The following table sets certain information relating to each grant of a non-equity award made by Interparfums SA to the executive officers of our Company listed in the Summary Compensation Table during the past fiscal year. Equity awards relate to the shares of Interparfums SA.

Name	Plan Name	Amount Awarded
Jean Madar	NA	$0
Michel Atwood	NA	$0
Philippe Benacin	NA	$0
Philippe Santi	Interparfums SA Profit Sharing Plan	$37,480
Herve Bouillonnec	NA	$0

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information relating to outstanding equity awards of our Company held by the executive officers listed in the Summary Compensation Table as of December 31, 2025.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Jean Madar	-0-	-0-	-0-	-0-	NA

Michel Atwood	3,000	2,000	-0-	97.84	12/30/28
	1,600	2,400	-0-	147.71	12/28/29
	800	3,200	-0-	130.60	12/30/30
	-0-	4,000	-0-	84.64	12/30/31

Philippe Benacin	-0-	-0-	-0-	-0-	NA

Philippe Santi	-0-	-0-	-0-	-0-	NA

Herve Bouillonnec	3,000	2,000	-0-	97.84	12/30/28
	1,600	2,400	-0-	147.71	12/28/29
	800	3,200	-0-	130.60	12/30/30
	-0-	4,000	-0-	86.84	12/30/31

[Footnotes from table above]

1	All options expire 6 years from the date of grant, and vest 20% each year commencing one year after the date of grant.

The following table sets certain information relating to outstanding equity awards granted by Interparfums SA, our majority-owned French subsidiary which has its shares traded on the NYSE Euronext, held by the executive officers of our company listed in the Summary Compensation Table as of the end of the past fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OF INTERPARFUMS SA

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested($)
Jean Madar	-0-	0	-0-	NA	NA	4,000	118,534	-0-	-0-

Michel Atwood	-0-	0	-0-	NA	NA	-0-	-0-	-0-	-0-

Philippe Benacin	-0-	0	-0-	NA	NA	4,000	118,534	-0-	-0-

Philippe Santi	-0-	0	-0-	NA	NA	4,000	118,534	-0-	-0-

Herve Bouillonnec	-0-	0	-0-	NA	NA	-0-	-0-	-0-	-0-

1	Estimated number of shares are to be issued only to the extent that the performance conditions have been met.
2	As of December 31, 2025, the closing price of Interparfums SA as reported by the Euronext was 25.22 euros, and the exchange rate was 1.175 U.S. dollars to 1 euro.

Option Exercises and Stock Vested

The following table sets forth certain information relating to each option exercise affected during the past fiscal year, and each vesting of stock, including restricted stock, restricted stock units and similar instruments of our company during the past fiscal year, for the executive officers of our company listed in the Summary Compensation Table.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Jean Madar	25,000	253,950	-0-	-0-

Michel Atwood	-0-	-0-	-0-	-0-

Philippe Benacin	25,000	252,282	-0-	-0-

Philippe Santi	2,000	131,888	-0-	-0-

Herve Bouillonnec	4,500	195,132	-0-	-0-

[Footnote from table above]

1	Total value realized on exercise of options in dollars is based upon the difference between the fair market value of the common stock on the date of exercise, and the exercise price of the option.

Regarding Interparfums SA, our majority-owned French subsidiary which has its shares traded on the Euronext, no options were exercised during the past fiscal year, and there was no vesting of stock, including restricted stock, restricted stock units and similar instruments during the past fiscal year, for the executive officers of our Company listed in the Summary Compensation Table.

Pension Benefits

The following table sets forth certain information relating to payment of benefits in connection with retirement plans during the past fiscal year, for the executive officers of our Company listed in the Summary Compensation Table.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit* ($)	Payments During Last Fiscal Year ($)
Jean Madar	NA	NA	-0-	-0-
Michel Atwood	NA	NA	-0-	-0-
Philippe Benacin	Interparfums SA Pension Plan	NA	434,323	20,225
Philippe Santi	Interparfums SA Pension Plan	NA	433,622	19,681
Herve Bouillonnec	NA	NA	-0-	-0-

*	Does not include any contributions made by prior employers, or individually by the recipients as such information is confidential under French law.

Interparfums SA maintains a pension plan for all of its employees, including all executive officers. The calculation of commitments for severance benefits involves estimating the probable present value of projected benefit obligations. This projected benefit obligations are then prorated to take into account seniority of the employees of Interparfums SA on the calculation date.

In calculating benefits, the following assumptions were applied:

-	voluntary retirement at age 65;

-	employer social security contribution rates of 42.5% for executives and 46.8% for non-executives;

-	a 4% average annual salary increase;

-	a turnover rate based on employee age and prospective mortality tables;

-	a discount rate of 3.96%.

The normal retirement age is 65 years, but employees, including Messrs. Benacin and Santi can collect reduced benefits if they retire at age 62.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our mean employee and the annual total compensation of Mr. Jean Madar, Chief Executive Officer (the “CEO”):

For 2025, our last completed fiscal year:

●	Our median employee’s compensation was $80,971

●	Our Chief Executive Officer’s total 2025 compensation was $2,253,950

●	Accordingly, our 2025 CEO to Median Employee Pay Ratio was 27.84 to 1

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records. We identified our median employee using our total employee population as of December 31, 2025 by applying a consistently applied compensation measure across our global employee population. For our consistently applied compensation measure, we used all compensation, including actual base salary, bonuses, commissions, and any overtime paid during the 12-month period ending December 31, 2025. We did not use any material estimates, assumptions, adjustments or statistical sampling to determine the worldwide median employee.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Employment and Service/Consulting Agreements

As part of our acquisition in 1991 of the controlling interest in Interparfums, SA, now a subsidiary, we entered into an employment agreement with Philippe Benacin. The agreement provides that Mr. Benacin will be employed as Vice Chairman of the Board and President and Chief Executive Officer of Interparfums, SA. The initial term expired on September 2, 1992, and has subsequently been automatically renewed for additional annual periods. The agreement provides for automatic annual renewal terms, unless either party terminates the agreement upon 120 days’ notice. The agreement also provides for indemnification and a covenant not to compete for one year after termination of employment.

In 2014, we entered into a consulting agreement with Mr. Benacin’s holding company, Philippe Benacin Holding SAS, which provides for review on an annual basis of the amount of compensation payable to such company. The agreement also provides for indemnification for Mr. Benacin and his holding company and a covenant not to compete for one year after termination of the agreement. The agreement was for one year, with automatic one year renewals unless either party terminates on 120 days’ notice or Mr. Benacin ceases to be the President of our Company. For 2015 through 2020 Mr. Benacin’s personal holding company received $250,000 each year for services rendered outside of the United States by Mr. Benacin in his capacity as President. In addition, in December 2018 and December 2019, we granted options to purchase 25,000 shares for the benefit of Mr. Benacin, and were granted to his personal holding Company instead of Mr. Benacin directly.

In 2013, we entered into a consulting agreement with Mr. Madar’s holding company, Jean Madar Holding SAS, which provides for review on an annual basis of the amount of compensation payable to such company. The service fee paid to Jean Madar Holding SAS for 2023 was $2 million per year, which has remained the same for 2024 and 2025.

Compensation of Directors

The following table sets forth certain information relating to the compensation for each of our directors who is not an executive officer of our Company named in the Summary Compensation Table for the past fiscal year.

			DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)[1]	Total ($)
François Heilbronn	26,000	-0-	30,770	-0-	-0-	110,019	166,789
Robert Bensoussan	23,000	-0-	30,770	-0-	-0-	90,324	144,094
Veronique Gabai-Pinsky	26,000	-0-	30,770	-0-	-0-	89,697	146,467
Gilbert Harrison	9,000	-0-	30,770	-0-	-0-	90,324	130,094
Kappauf	15,000	-0-	30,770	-0-	-0-	-0-	45,770
Patrick Bousquet-Chavanne	3,000	-0-	30,770	-0-	-0-	-0-	33,770

[Footnotes from table above]

1.	Represents gain from exercise of stock options.

All nonemployee directors receive $6,000 for each board meeting at which they participate in person, and $3,000 for each meeting held by conference telephone. In addition, the annual fee for each member of the Audit Committee is $8,000.

We maintain a stock option plan for our nonemployee or independent directors. The purpose of this plan is to assist us in attracting and retaining key directors who are responsible for continuing the growth and success of our Company. Under such plan, options to purchase 1,500 shares are granted on the last business day of each year at the fair market value on the date of grant to all nonemployee directors for as long as each is a nonemployee director on such date. Such options vest and become exercisable to purchase shares of Common Stock as follows: 20% one year after the date of grant, and then 20% on each of the second, third, fourth and fifth consecutive years from the date of grant on a cumulative basis, so that each option shall become fully vested and exercisable on the first day of the sixth year from the date of grant. However, if a nonemployee director does not attend certain of the board meetings, then such option grants are reduced according to a schedule.

 The following table sets forth certain information as of the end of our last fiscal year regarding all equity compensation plans that provide for the award of equity securities or the grant of options, warrants or rights to purchase our equity securities.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	187,050	$112.67	451,535
Equity compensation plans not approved by security holders	-0-	NA	-0-
Total	187,050	$112.67	451,535

[Balance of Page Intentionally Left Blank]

Pay Versus Performance Disclosure

 In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. For the most recently completed fiscal year, we did not use any financial performance measure to link Compensation Actually Paid to our NEOs to the Company’s performance; accordingly, this disclosure does not present a company-selected measure in the table below nor a tabular list of our most important performance measures, as permitted under the rules promulgated by the Securities and Exchange Commission. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Jean Madar[1] ($)	Compensation Actually Paid to Jean Madar[1,2,3] ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	Value of Initial Fixed $100 Investment based on:[4]		Net Income ($ Millions)
					TSR ($)	Peer Group TSR ($)
2025	2,097,316	2,125,044	1,186,734	1,052,057	156.51	111.40	208
2024	2,000,000	1,896,779	1,505,205	1,409,911	235.65	105.41	203
2023	2,000,000	2,775,201	964,922	1,502,589	251.87	117.76	188
2022	1,369,077	945,026	890,907	696,314	165.76	108.18	151
2021	1,230,000	3,199,857	904,237	2,316,873	179.01	125.72	110

1.  Jean Madar was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021	2022	2023 - 2024	2025
Russell Greenberg	Russell Greenberg	Michel Atwood	Michel Atwood
Philippe Benacin	Michel Atwood	Philippe Benacin	Philippe Benacin
Philippe Santi	Philippe Benacin	Philippe Santi	Philippe Santi
Frédéric Garcia-Pelayo	Philippe Santi	Frédéric Garcia-Pelayo	Herve Bouillonnec
Frédéric Garcia-Pelayo

2.  The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

3.  Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Option Awards column are the totals from the Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Jean Madar ($)	Exclusion of Stock and Option Awards for Jean Madar ($)	Inclusion of Equity Values for Jean Madar ($)	Compensation Actually Paid to Jean Madar ($)
2025	2,097,316	(97,316)	125,044	2,125,044

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	1,186,734	(9,977)	(89,685)	(35,015)	1,052,057

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Jean Madar ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Jean Madar ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Jean Madar ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Jean Madar ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Jean Madar ($)	Total - Inclusion of Equity Values for Jean Madar ($)
2025	116,548	—	—	8,496	—	125,044

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2025	99,301	(101,771)	—	(32,545)	—	(35,015)

4.  The Peer Group TSR set forth in this table utilizes a custom group of industry peers, weighted according to the respective peer companies’ stock market capitalization on December 31, 2020, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2025. The Company changed its peer group in 2023 in order to reflect the current competitive landscape in our industry more accurately. The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the listed year in the Company and the peer group, respectively. Historical stock performance is not necessarily indicative of future stock performance. The following table shows the peer group constituents.

2022	2023-2025
CCA Industries, Inc.	The Estée Lauder Companies Inc.
Colgate-Palmolive Company	The Procter & Gamble Company
Kimberly-Clark Corporation	e.l.f. Beauty, Inc.
Natural Health Trends Corp.	Coty Inc.
Summer Infant, Inc.	L’Oréal SA
The Estée Lauder Companies Inc.	LVMH Moët Hennessy Louis Vuitton
The Procter & Gamble Company	Natura &Co Holding SS
The Stephan Co.	Olaplex Holdings, Inc.
United-Guardian, Inc.	Shiseido Co Ltd.

Relationship Between PEO and Non-PEO NEO  Average Compensation Actually Paid and Total Shareholder Return (“TSR”)

 The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, the Company’s cumulative TSR over the five most recently completed fiscal years and the Peer Group TSR over the same period.

Relationship Between PEO and  Non-PEO NEO Average Compensation Actually Paid and Net Income

 The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the five most recently completed fiscal years.

Corporate Performance Graph

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Interparfums, Inc., the NASDAQ Composite Index,
and a Peer Group

The following graph compares the performance for the periods indicated in the graph of our common stock with the performance of the Nasdaq Market Index, the average performance the Company’s peer group consisting of: Coty Inc., e.l.f. Beauty, Inc., Estée Lauder Companies, Inc., L’Oréal SA, LVMH Moët Hennessy Louis Vuitton, Natura &Co Holding SA, Olaplex Holdings, Inc., Procter & Gamble Co., and Shiseido Co Ltd. The graph assumes that the value of the investment in our common stock and each index was $100 at the beginning of the period indicated in the graph, and that all dividends were reinvested.

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Inter Parfums, Inc.
NASDAQ Composite
Peer Group

 *$100 invested on 12/31/20 in stock or index, including reinvestment of dividends.

Fiscal year ending December 31.

Below is the list of the data points for each year that correspond to the lines on the above graph.

	12/20	12/21	12/22	12/23	12/24	12/25

Interparfums, Inc.	100.00	179.01	165.76	251.87	235.65	156.51
NASDAQ Composite	100.00	122.18	82.43	119.22	154.48	187.14
Peer Group	100.00	116.68	97.86	96.70	85.42	89.68

Dividends

 In February 2024, our Board of Directors increased the annual dividend to $3.00 per share. In February 2025, our Board of Directors further increased the annual dividend to $3.20 per share, and in 2026 our Board of Directors maintained the annual dividend at $3.20 per share. The next quarterly cash dividend of $0.80 per share is payable on March 31, 2026 to shareholders of record on March 16, 2026.

PROPOSAL NO. 2:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance to the proxy rules under the Securities Exchange Act of 1934 (“Exchange Act”) and as required by the Dodd-Frank Act, we are required to provide our shareholders with an advisory resolution to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables and narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation as described in this proxy statement. The Compensation Committee has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our shareholders. We are asking our shareholders to indicate their support for the compensation paid to our named executive officers by voting “FOR” the following resolution:

“RESOLVED, that the compensation paid to Interparfums, Inc.’s named executive officers, as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and related narrative disclosure included in this proxy statement, is hereby APPROVED.”

As provided by the Dodd-Frank Act, this vote will not be binding on the Board of Directors or the Compensation Committee and may not be construed as overruling a decision by the Board of Directors or the Compensation Committee nor imply any additional fiduciary duty on the Board of Directors. Further, it will not affect any compensation paid or awarded to any executive officer. Our Board of Directors and Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives crucial to our long-term success and enhancement of shareholder value.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE VOTE FOR THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

PROPOSAL NO. 3:

VOTE ON THE PROPOSAL TO

TO ADOPT AN AMENDMENT TO

OUR 2016 STOCK OPTION PLAN

General and Purpose of Amendment

 The purpose of the 2016 Option Plan as amended to date is to aid us in attracting and retaining directors, officers, key employees, and consultants who are responsible for our continuing growth and success. The 2016 Option Plan expired by its terms on June 27, 2026, and the proposed amendment to the 2016 Stock Option Plan extends the term of the plan for 10 years to June 26, 2036. Accordingly, our Board of Directors unanimously recommends that shareholders approve this amendment to the 2016 Option Plan.

  Summary of the 2016 Option Plan

The following is a summary of the 2016 Option Plan, which is qualified in its entirety by the specific language of the 2016 Option Plan, as amended by this proposal, a copy of which is annexed hereto as Exhibit A.

Under the 2016 Option Plan, “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, may be granted to key employees, including officers and directors who are employees, and nonqualified stock options and/or stock appreciation rights (“SARs”) may be granted to key employees, officers, directors and consultants, of the company and its present and future subsidiaries to purchase shares of our common stock. At the present time, nonemployee (or independent) directors are only eligible to receive grants of nonqualified stock options.

Shares Subject to the 2016 Option Plan

The maximum number of shares as to which options may be granted under the 2016 Option Plan is 1,000,000 shares of common stock, which is subject to adjustment as described below. Upon expiration, cancellation or termination of unexercised options, the shares with respect to which such options shall have been granted will again be available for grant under the 2016 Option Plan.

Administration

The 2016 Option Plan provides that it is administered by our Board of Directors, or if appointed, by a stock committee of the board consisting of at least two (2) nonemployee (independent) members of our Board of Directors, none of whom is eligible to participate under the 2016 Option Plan, other than to receive automatic grants of non-qualified stock options without any discretion with the exercise price of the shares of our common stock equal to one hundred percent (100%) of the fair market value of our common stock on the date of grant. A committee of our Board of Directors consisting of nonemployee, independent directors, Messrs. Francois Heilbronn, the Chairman, and Patrick Bousquet-Chavanne, and Ms. Gabai-Pinsky presently administers the 2016 Option Plan. Our Board of Directors has authorized Ms. Valerie Hermann, a director nominee, to replace Ms. Gabai-Pinsky as a member of the committee that administers the 2026 Stock Option Plan should she be elected to our Board of Directors at the 2026 Annual Meeting of Shareholders.

Grants of Options

The committee has the authority under the 2016 Option Plan to determine the terms of options and/or SARs granted under the 2016 Option Plan, including, among other things, whether an option shall be an incentive or a nonqualified stock option, the individuals who shall receive them, whether an SAR shall be granted separately, in tandem with or in addition to options, the number of shares to be subject to each option and/or SAR, the date or dates each option or SAR shall become exercisable and the exercise price or base price of each option and SAR; provided, however, that the exercise price of an incentive stock option may not be less than 100% of the fair market value of the common stock on the date of grant and not less than 110% of the fair market value in the case of an optionee who at the time of grant owns more than 10% of the total combined voting power of the company, or of any subsidiary or parent of the company.

The committee may grant performance-based options or SARs intended to constitute performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. Section 4(b) of the 2016 Option Plan provides that in any year, our chief executive officer or any of the four most highly compensated executive officers may not be granted performance options or SAR’s covering a total of more than 150,000 shares of our common stock, subject to adjustment in the event of a stock dividend, stock split or the like.

In addition, the 2016 Option Plan provides that our Chief Executive Officer has the right to authorize option and SAR grants to employees and consultants who are not executive officers or directors.

Nonemployee directors are not to be eligible to receive a stock option or SAR grant in the discretion of the committee, but rather presently receive automatic grants on the last business day of each year with the exercise price of the shares of our common stock at the exercise price equal to one hundred percent (100%) of the fair market value of our common stock on the date of grant.

Terms and Conditions of Options

The options and SARs to be granted under the 2016 Option Plan to eligible persons other than nonemployee directors will be subject to, among other things, the following terms and conditions:

•         Options and SARs may be granted for terms determined by the committee, provided, however, that the term of an incentive stock option may not exceed ten (10) years, and in the case of an optionee who at the time of grant owns more than ten percent (10%) of the combined voting power of our company, or of any subsidiary or parent of our company, the term of an incentive option may not exceed five (5) years.

•         Options are payable in full upon exercise or, in the discretion of the committee, installments. Payment of the exercise price of an option may be made, in the discretion of the committee, in cash, in shares of common stock or any combination thereof.

•         Options and SARs may not be transferred other than by will or by the laws of descent and distribution, and may be exercised during the employee’s lifetime only by him or her.

•         If the employment of the holder of an incentive option is terminated for any reason other than death or a permanent and total disability, then the incentive option may be exercised, to the extent exercisable by the holder at the time of termination of employment, within three (3) months thereafter, but in no event after expiration of the term of the incentive option. However, if such employment was terminated either for cause or without our consent, then such option shall terminate immediately. All nonqualified stock options or SARs granted shall terminate simultaneously with the termination of association of the holder of such nonqualified option or SAR for any reason other than the death or permanent and total disability of such holder.

•         Except with regard to options held by nonemployee directors, if an option holder dies while he is associated with the company, or within three (3) months after such termination for the holder of an incentive option (unless such termination was for cause or without the consent of the company), then the remaining unexercised portion of the option or SAR may be exercised in whole or in part by such person personal representative or beneficiaries, at any time within one (1) year after death, but not after the expiration of the term of the option or SAR. All vesting requirements lapse for such deceased option holder and the option or SAR is fully exercisable.

•         Except with regard to options held by nonemployee directors, any option holder whose association with the company has terminated by reason of a permanent disability may exercise his option or SAR, to the extent exercisable upon the effective date of such termination, at any time within one (1) year after such date, but not after the expiration of the term of the option or SAR.

•         For options held by nonemployee directors, in the case of the death or permanent disability while associated with the Company (or death within three (3) months after termination of association), his or her legal representative or beneficiaries may exercise the option within twelve (12) months after the date of such death or disability, but not after the expiration of the term of the option. All vesting requirements lapse for such nonemployee directors and the option is fully exercisable.

•         The holder is required to pay to us the amount which we determine is necessary to meet our obligation to withhold federal, state and local taxes incurred by reason of the exercise of a nonqualified stock option or the disqualifying disposition of shares acquired upon the exercise of an incentive stock option.

Options Grants To Nonemployee Directors

Nonemployee directors are not to be eligible to receive a stock option or SAR grant at the discretion of the committee, but we are asking our shareholders to approve automatic grants as discussed below. In lieu of such discretionary grants, each nonemployee director will receive the following option grants.

•         Also, if a nonemployee director did not attend one of the two in-person board meetings that are usually held the prior January-February and June-July, then the option to be granted on the following last business day of each calendar year under this 2016 Option Plan would be reduced by 50%; and if such nonemployee director did not attend both of such meetings, then such nonemployee director would not receive any option grant on the following last business day of the year.

•         All options to be granted under the 2016 Option Plan to nonemployee directors will be for a term of six (6) years, and vest and become exercisable to purchase shares of our common stock as follows: 20% one year after the date of grant, and then 20% on each of the second, third, fourth, five consecutive years from the date of grant on a cumulative basis, so that each option shall become fully vested and exercisable on the first day of the sixth year from the date of grant.

Option Contracts

Each option and/or SAR will be evidenced by a written contract between our company and the person receiving the grant. Such contract may provide, among other things, that (a) the holder agrees to remain in our employ or association with a subsidiary, at our election, for the later of (i) the period of time determined by the committee at or before the time of grant or (ii) the date to which he is then contractually obligated to remain associated with our company or a subsidiary, and (c) the option holder will notify us of any disqualifying disposition of shares acquired pursuant to the exercise of an incentive stock option and pay any required withholding or other tax.

Adjustment in Event of Capital Changes

Appropriate adjustments shall be made in the number and kind of shares available under the 2016 Option Plan, in the number and kind of shares subject to each outstanding option and SAR and in the exercise prices and base prices thereof in the event of any change in our common stock by reason of any stock dividend, recapitalization, merger, consolidation, reorganization, split-up, combination or exchange of shares or the like.

Duration and Amendment of the 2016 Option Plan

Under the 2016 Option Plan, no option may be granted pursuant to the 2016 Option Plan after June 27, 2026, which is why our board of directors is recommending that our shareholders approve this amendment to extend the term of the 2016 Stock Option Plan for 10 years.

Our Board of Directors may at any time terminate or amend the 2016 Option Plan; provided, however, that without the approval of our shareholders, no amendment may be made which would (a) increase the maximum number of shares available for the grant of options (except the anti-dilution adjustments described above), (b) otherwise materially increase the benefits accruing to participants under the 2016 Option Plan or (c) change the eligibility requirements for eligible persons who may receive options.

Federal Income Tax Treatment

The following is a general summary of the federal income tax consequences under current tax law of incentive stock options, nonqualified stock options and SARs. It does not purport to cover all of the special rules, including special rules relating to option holders subject to Section 16(b) of the Securities Exchange Act of 1934, and the exercise of an option with previously acquired shares, or the state or local income or other tax consequences inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying shares.

An option holder will not recognize taxable income for federal income tax purposes upon the grant of an incentive stock option, a nonqualified stock option or an SAR with an exercise price at the fair market value on the date of grant, or 110% of the fair market value for certain incentive stock options.

In the case of an incentive stock option, no taxable income is recognized upon exercise of the option. If the optionee disposes of the shares acquired pursuant to the exercise of an incentive stock option more than two (2) years after the date of grant and more than one (1) year after the transfer of the shares to him or her, the optionee will recognize long-term capital gain or loss and we will not be entitled to a deduction. However, if the optionee disposes of such shares within the required holding period, a portion of his or her gain will be treated as ordinary income and we will generally be entitled to deduct such amount.

Upon the exercise of a nonqualified stock option, the optionee recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price thereof, and we generally are entitled to a deduction for such amount of the date of exercise so long as we properly withhold income taxes thereon. If the optionee later sells shares acquired pursuant to the nonqualified stock option, he or she will recognize long-term or short-term capital gain or loss.

In the case of an SAR, the optionee recognizes ordinary income and we may deduct an amount equal to the excess, if any, of the fair market value of the shares of common stock on the exercise date over the base price thereof.

Long term capital gains are generally taxed at substantially lower marginal rates, as compared to ordinary income, while short term capital gains are generally taxed at ordinary income marginal rates.

In addition to the federal income tax consequences described above, an option holder may be subject to the alternative minimum tax, which is payable to the extent it exceeds the option holder’s regular tax. For this purpose, upon the exercise of an incentive stock option, the excess of the fair market value of the shares over the exercise price therefore is a tax preference item. In addition, the option holder’s basis in such shares is increased by such amount for purposes of computing the gain or loss on the disposition of the shares for alternative minimum tax purposes. If an option holder is required to pay an alternative minimum tax, then the amount of such tax which is attributable to deferral preferences (including the incentive stock option preference) is allowed as a credit against the option holder’s regular tax liability in subsequent years. To the extent the credit is not used, it is carried forward.

Certain Limitations on Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a publicly held corporation a deduction for compensation in excess of $1 million per year paid to the Chief Executive Officer or any of the four most highly compensated executive officers (other than the chief executive officer). Accordingly, the deduction limitation of Section 162(m) of the Internal Revenue Code applies to all grants under the 2016 Option Plan. However, an exception to the deduction limitation of Section 162(m) applies to certain performance-based compensation. We believe that options and SARs granted under the 2016 Option Plan should qualify for the performance-based compensation exception to Section 162(m) of the Internal Revenue Code.

All Option Plan Grants, Benefits and Additional Information

The following table sets forth certain information as of the end of our last fiscal year regarding all equity compensation plans that provide for the award of equity securities or the grant of options, warrants or rights to purchase our equity securities.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	187,050	$112.67	451,535
Equity compensation plans not approved by security holders	-0-	NA	-0-
Total	187,050	$112.67	451,535

As of the end of our last fiscal year, options to purchase 451,535 shares of common stock are available for future grants under all of our 2016 Option Plan.

Vote Required and Board of Directors’ Recommendation

The approval of this proposal will require the affirmative vote of a majority of the total number of votes of outstanding shares of our common stock present in person or represented by proxy at this annual meeting and entitled to vote. In determining whether approval of this proposal has received the requisite number of affirmative votes, uninstructed shares are not entitled to vote on this matter and therefore broker non-votes do not affect the outcome. Abstentions have the effect of negative votes. Affiliates of our company informed us that they will vote FOR approval of this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL.

INDEPENDENT AUDITOR

Change in our Company’s Independent Auditor

The Audit Committee of the Board of Directors (the “Audit Committee”) of Interparfums, Inc. (the “Company”) dismissed Forvis Mazars, LLP (“Forvis”) as the Company’s independent registered public accounting firm effective May 8, 2026.

The reports of Forvis on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2025 and 2024 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

As previously disclosed in the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2025 and December 31, 2024, management concluded that the Company had not maintained effective internal control over financial reporting as of December 31, 2025 and December 31, 2024. Forvis concurred with management’s assessment as disclosed in the Company’s Annual Reports on Form 10-K for December 31, 2025 and December 31, 2024.

During the Company’s two most recent fiscal years and any subsequent interim period preceding May 8, 2026, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Forvis on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Forvis, would have caused Forvis to make reference thereto in its reports on the Company consolidated financial statements, and no reportable events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K, other than, as previously disclosed in Item 9A of the Company’s Annual Report on Form 10-K for the years ended December 31, 2025 and 2024, a material weakness in internal control over financial reporting

On May 8, 2026, the Audit Committee appointed Grant Thornton, LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm. Commencing with calendar year ended December 31, 2025 through the date of this report, neither the Company nor anyone acting on its behalf consulted Grant Thornton with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the registrant's financial statements or (ii) any matter that was either the subject of a disagreement (as described in Regulation S-K paragraph 304(a)(1)(iv)), or a reportable event (as described in Regulation S-K paragraph 304(a)(1)(v)).

General

 We are not submitting the selection of auditors to a vote of our shareholders’ as shareholder approval is not required under Delaware law. A representative of Grant Thornton, LLP is not expected to be present at the annual meeting.

 Principal Accountant Fees and Services

Fees

The following sets forth the fees billed to us by Forvis Mazars, LLP and Mazars USA LLP, as well as discusses the services provided for the past two fiscal years, fiscal years ended December 31, 2025 and December 31, 2024.

Audit Fees

 Fees billed by Forvis Mazars, LLP and its affiliates, Forvis Mazars SA and Forvis Mazars S.p.A. for audit services and review of the consolidated financial statements contained in our Quarterly Reports on Form 10-Q was $1.4 million for the Q2 and Q3 10-Qs and the annual 10-K for 2024. Fees billed by Mazars USA LLP and its affiliates, Mazars S.A. and Mazars Italia S.p.A. for audit services and review of the consolidated financial statements contained in our Quarterly Reports on Form 10-Q were $0.3 million for the Q1 2024 10-Q.

Audit-Related Fees

Forvis Mazars, LLP its affiliates did not bill us for any audit-related services during 2025 and 2024.

Tax Fees

Forvis Mazars, LLP its affiliates billed us $0.01 million for tax services during 2025 and $0 during 2024.

All Other Fees

 Forvis Mazars, LLP and its affiliates billed us $0.01 million for other services during 2025 and 2024, respectively.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has the sole authority for the appointment, compensation and oversight of the work of our independent auditor, who prepares or issues an audit report for us.

During the second quarter of 2025, the Audit Committee authorized the following non-audit services to be performed by Forvis Mazars, LLP.

•         We authorized the engagement of Forvis Mazars, LLP if deemed necessary to provide tax consultation in the ordinary course of business for fiscal year ended December 31, 2025.

•         We authorized the engagement of Forvis Mazars, LLP if deemed necessary to provide tax consultation as may be required on a project by project basis that would not be considered in the ordinary course of business, up to a $10,000 fee limit per project (or €10,000 in the case of Interparfums SA), subject to an aggregate fee limit of $50,000 for fiscal year ended December 31, 2025. If we require further tax services from Forvis Mazars, LLP, then the approval of the Audit Committee must be obtained.

•         We authorized the engagement of Forvis Mazars, LLP if deemed necessary to provide attestation or other services as may be required on a project by project basis that would not be considered in the ordinary course of business, up to a $10,000 fee limit per project (or €10,000 in the case of Interparfums SA), subject to an aggregate fee limit of $50,000 for fiscal year ended December 31, 2025. If we require further other services from Forvis Mazars, LLP, then the approval of the Audit Committee must be obtained.

•         If we require other services by Forvis Mazars, LLP on an expedited basis such that obtaining pre-approval of the audit committee is not practicable, then the Chairman of the Committee has authority to grant the required pre-approvals for all such services.

•         We imposed a cap of $100,000 on the fees that Forvis Mazars, LLP can charge for services on an expedited basis that are approved by the Chairman without obtaining full Audit Committee approval.

•         None of the non-audit services of Forvis Mazars, LLP had the pre-approval requirement waived in accordance with Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Certain Relationships and Related Transactions, and Director Independence

Transactions with European Subsidiaries

  We also provide (or had provided on our behalf) certain financial, accounting and legal services for Interparfums SA, and during 2025, 2024, and 2023, and fees for such services were $240,000, $240,000, and $530,000, respectively.

In March 2024, Interparfums SA, a majority owned subsidiary of Interparfums, Inc. made a short-term loan to Interparfums, Inc. of $24 million to fund the dividend payment for the first quarter of 2024. The loan was repaid in one lump sum on May 31, 2024, together with interest at approximately 4.95% per annum.

In September 2023, Interparfums Luxury Brands, Inc., an indirect majority-owned subsidiary of the Company, loaned the Company $20 million, which was repaid in 2024 with interest at 5.3% per annum. In December 2023, Interparfums Luxury Brands, Inc. made a second loan to the Company in the amount of $12 million, which was repaid in 2024 with interest at 5.3% per annum. These loans partially funded our share repurchase plan during 2023 and cash dividend payments.

Management and Consulting Agreements

  In April 2023, our Board of Directors approved an amendment to the Coordinating and Supervising Service Agreement (“Service Agreement”) that amended the fee arrangement with Jean Madar Holding SAS, which replaced a prior agreement that was initially entered into in 2013, as amended. The amendment to the Service Agreement was previously approved by the Executive Compensation and Stock Option Committee, as well as the Audit Committee, due to the related party nature of the Service Agreement. The aggregate increase in fees payable to Jean Madar Holding SAS is from $1.23 million to $2.0 million on an annual basis, effective as of January 1, 2023. Further, as requested by Jean Madar Holding SAS, effective April 1, 2023 and continuing thereafter, all fees are to be paid entirely to Jean Madar Holding SAS, and for the balance of calendar year 2023, the amount of such fees are inclusive of the salary paid to Jean Madar individually from January 1, 2023 to March 31, 2023. As Jean Madar, our Chief Executive Officer and Chairman of the Board, is the beneficial owner of Jean Madar Holding SAS, all of such fees paid to Jean Madar Holding SAS have been characterized as base salary for the disclosure purposes for the Summary Compensation Table and related discussion above. The same $2.0 million fee was paid to Jean Madar Holding SAS under the Service Agreement during 2024 and in 2025.

 For 2025, Mr. Benacin, the Chief Executive Officer of Interparfums SA received total compensation of $1,353,669, consisting of a salary of $846,640, bonus compensation of $474,600 that satisfied qualitative and quantitative criteria, other compensation of $12,204, and deferred earnings of $20,225 as approved by the both of the Executive Compensation and Stock Option Committee, as well as the Audit Committee due to the related party nature of the Service Agreement of our Company, and the Board of Directors of Interparfums SA.

Procedures for Approval of Related Person Transactions

  Transactions between related persons, such as between an executive officer or director and our Company, or any Company or person controlled by such officer or director, are required to be approved by our Audit Committee of our board of directors. Our Audit Committee Charter contains such explicit authority, as required by the applicable rules of The Nasdaq Stock Market.

The following are our current directors who are independent directors within the applicable rules of The Nasdaq Stock Market:

Francois Heilbronn

Robert Bensoussan

Veronique Gabai-Pinsky

Gilbert Harrison

Gerard Kappauf

Patrick Bousquet-Chavanne

Management’s slate of directors includes two new independent directors, Valerie Hermann and Bénédicte Epinay, who are replacing existing directors, Veronique Gabai-Pinsky, Gilbert Harrison and Gerard Kappauf.

We follow and comply with the independent director definitions as provided by The Nasdaq Stock Market rules in determining the independence of our directors, which are posted on our Company’s website. In addition, such rules are also available on The Nasdaq Stock Market’s website. Moreover, The Nasdaq Stock Market maintains more stringent rules relating to director independence for the members of our Audit Committee, and the members of our Audit Committee, Messrs. Heilbronn and Bousquet-Chavanne, as well as Ms. Gabai-Pinsky, are independent within the meaning of those rules.

Board Leadership Structure and Risk Management

For more than the past ten (10) years, Jean Madar has held the positions of Chairman of the Board of Directors and Chief Executive Officer of our Company. Almost since inception, Mr. Madar has been allocated the responsibility of overseeing our United States operations and the operation of Interparfums, Inc., as a public company. Philippe Benacin, as Chief Executive Officer of Interparfums, SA, has been allocated the responsibility of overseeing our European operations and its operation as a public company in France. In addition, Mr. Benacin is also the Vice Chairman of the Board of Directors of our Company. Our Board of Directors is comfortable with this approach, as the two largest beneficial stockholders of our Company are also directly responsible for the operations of our Company’s two operating segments. Accordingly, our Board of Directors does not have a “Lead Director,” a non-management director who controls the meetings of our Board of Directors.

Our Board of Directors manages risk by (i) review of periodic operating reports and discussions with management; (ii) approval of executive compensation incentive plans through its committee, the Executive Compensation and Stock Option Committee; (iii) approval of related party transactions through its committee, the Audit Committee; and (iv) approval of material transactions not in the ordinary course of business. Since our inception, we have never been the subject of any material product liability claims, and we have had no recent material property damage claims.

Further, we periodically enter into foreign currency forward exchange contracts to hedge exposure related to receivables denominated in a foreign currency and to manage risks related to future sales expected to be denominated in a foreign currency. We enter into these exchange contracts for periods consistent with our identified exposures. The purpose of the hedging activities is to minimize the effect of foreign exchange rate movements on the receivables and cash flows of Interparfums, SA, our French subsidiary, whose functional currency is the Euro. All foreign currency contracts are denominated in currencies of major industrial countries and are with large financial institutions, which are rated as strong investment grade.

In addition, we mitigate interest rate risk by continually monitoring interest rates, and then determining whether fixed interest rates should be swapped for floating rate debt, or if floating rate debt should be swapped for fixed rate debt.

SHAREHOLDERS’ PROPOSALS

Proposals of shareholders intended to be presented at the 2027 annual meeting of shareholders must be received in writing by the Secretary of our Company at our principal offices in New York City, by April 8, 2027, in order to be considered for inclusion in our proxy statement relating to that meeting.

If a shareholder intends to make a proposal at the 2027 annual meeting, then such shareholder must have given timely notice thereof in proper written form to the Secretary of our Company, in compliance with Section 8 of Article II of our By-Laws. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at our principal executive office in New York, not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders i.e., between July 17, 2027, and June 17, 2027; however, that if the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, then notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

 To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of such shareholder, (c) the class or series and number of shares of our capital stock which are owned-beneficially or of record by such shareholder, (d) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (e) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

By Order of our Board of Directors

Amanda Seelinger, Secretary

Exhibit A

2016 STOCK OPTION PLAN (AS AMENDED)1

OF

INTER PARFUMS, INC.

1. Purposes of The Plan. This stock option plan (the “Plan”) is designed to provide an incentive to key employees, officers, directors and consultants of Inter Parfums, Inc., a Delaware corporation (the “Company”), and its present and future subsidiary corporations, as defined in Paragraph 17 (“Subsidiaries”), and to offer an additional inducement in obtaining the services of such individuals. The Plan provides for the grant of “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonqualified stock options and stock appreciation rights (“SARs”).

2. Shares Subject To The Plan. The aggregate number of shares of Common Stock, $.001 par value per share, of the Company (“Common Stock”) for which options or SARs may be granted under the Plan shall not exceed 1,000,000, and the Company hereby reserves 50,000 shares of Common Stock to be available solely for issuance to Nonemployee Directors, as hereinafter defined, upon options to be granted under 2016 Option Plan. Such shares may, at the discretion of the Board of Directors, consist either in whole or in part of authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Company. The Company shall at all times during the term of the Plan reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Plan. Subject to the provisions of Paragraph 14, any shares subject to an option or SAR which for any reason expire, are canceled or are terminated unexercised (other than those which expire, are canceled or terminated pursuant to the exercise of a tandem SAR or option) shall again become available for the granting of options or SARs under the Plan. The number of shares of Common Stock underlying that portion of an option or SAR which is exercised (regardless of the number of shares actually issued) shall not again become available for grant under the Plan.

3. Administration Of The Plan.

(a) The Plan shall be administered by the Board of Directors, or if appointed, by a committee consisting of not less than two (2) members of the Board of Directors, each of whom shall be a “Nonemployee Director” within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission. (The group administering the plan is referred to as the “Committee”). The failure of any of the Committee members to qualify as a Nonemployee Director shall not otherwise affect the validity of the grant of any option or SAR, or the issuance of shares of Common Stock otherwise validly issued upon exercise of any such option. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, and any acts approved in writing by all members without a meeting, shall be the acts of the Committee.

(b) Subject to the express provisions of the Plan, the Committee shall have the authority, in its sole discretion, to determine the individuals who shall receive options and SARS; the times when they shall receive them; whether an option shall be an incentive or a nonqualified stock option; whether an SAR shall be granted separately, in tandem with or in addition to an option; the number of shares to be subject to each option and SAR; the term of each option and SAR; the date each option and SAR shall become exercisable; whether an option or SAR shall be exercisable in whole, in part or in installments, and if in installments, the number of shares to be subject to each installment; whether the installments shall be cumulative, the date each installment shall become exercisable and the term of each installment; whether to accelerate the date of exercise of any installment; whether shares may be issued on exercise of an option as partly paid, and, if so, the dates when future installments of the exercise price shall become due and the amounts of such installments; the exercise price of each option and the base price of each SAR; the form of payment of the exercise price; the form of payment by the Company upon the optionee’s exercise of an SAR; whether to require that the optionee remain in the employ of, or in association with, the Company or its Subsidiaries for a period of time from and after the date the option or SAR is granted to him; the amount necessary to satisfy the Company’s obligation to withhold taxes; whether to restrict the sale or other disposition of the shares of Common Stock acquired upon the exercise of an option or SAR and to waive any such restriction; to subject the exercise of all or any portion of an option or SAR to the fulfillment of contingencies as specified in the Contract (as described in Paragraph 12), including without limitations, contingencies relating to financial objectives (such as, but not limited to, earnings per share, cash flow return, return on investment or growth in sales) for a specified period for the Company, a division, a product line or other category, and/or the period of continued employment of the optionee with the Company or its Subsidiaries, and to determine whether such contingencies have been met; to construe the respective Contracts and the Plan; with the consent of the optionee, to cancel or modify an option or SAR, provided such option or SAR as modified would be permitted to be granted on such date under the terms of the Plan; and to make all other determinations necessary or advisable for administering the Plan. The determinations of the Committee on the matters referred to in this Paragraph 3 shall be conclusive.

(c) Subject to the express provisions of the Plan and solely with respect to employees or consultants of the Company who are not executive officers or directors of the Company, the Committee hereby delegates to the Chief Executive Officer, and to act in place and on behalf of the Committee, the authority to grant nonqualified options and SARs to such employees or consultants; to determine the term of such nonqualified options and SARs; to determine whether an option or SAR shall be exercisable in whole, in part or in installments; to determine whether to require that the optionee remain in the employ of, or association with, the Company or its Subsidiaries for a period of time from and after the date the option or SAR is granted to such person; and to subject the exercise of all or any portion of an option or SAR to the fulfillment of contingencies as specified in the Contract. Any such action by the Chief Executive Officer shall be promptly reduced to writing and provided to the Committee.

(d) With regard to option grants to Nonemployee Directors, the Plan shall be self-executing. However, subject to the express provisions of the Plan, with regard to Nonemployee Directors, the Committee shall have the power to interpret the Plan; correct any defect, supply any omission or reconcile any inconsistency in the Plan; prescribe, amend and rescind rules and regulations relating to the Plan; and make all other determinations necessary or advisable for the administration of the Plan.

1 If approved at the 2026 Annual Meeting of Shareholders, then the Plan as amended will show deleted text in strikethrough font and new text underlined.

4. Eligibility.

(a) The Committee may, consistent with the purposes of the Plan, grant incentive stock options to key employees (including officers and directors who are employees) and nonqualified stock options and SARs to key employees, officers, directors and consultants of the Company or any of its Subsidiaries from time to time, but not to Nonemployee Directors, who are to receive automatic grants of nonqualified stock options without discretion of the Committee, as hereinafter set forth, within eleven (11) years from the date of adoption of the Plan by the Board of Directors, covering such number of shares of Common Stock as the Committee may determine; provided that, the aggregate market value (determined at the time the stock option is granted) of the shares for which any eligible person may be granted incentive stock options under the Plan or any plan of the Company, or of a Parent or a Subsidiary of the Company which are exercisable for the first time by such optionee during any calendar year shall not exceed $100,000. Any option (or portion thereof) granted in excess of such amount shall be treated as a nonqualified stock option.

(b) Notwithstanding any other provision of the Plan, if the Committee determines that at the time a person is granted an option or SAR, such person is then, or is likely to become, a Covered Person (as hereinafter defined), then the Committee may provide that this Section 4(b) is applicable to such grant.

(i) Notwithstanding any provision of this Plan, no person eligible to receive a grant of an option or SAR under this Plan shall be granted options to purchase or an SAR in excess of 150,000 shares of common stock in any one fiscal year. Such 150,000 maximum number shall be appropriately adjusted for stock splits, stock dividends and the like.

(ii) Notwithstanding any provision of this Plan, the exercise price for all options and the base price for all SARs to be granted under the Plan, shall not be less than the Fair Market Value (as hereinafter defined) at the time of grant.

(iii) The term “Covered Person” shall mean a “covered employee” within the meaning of Code Section 162(m)(3) or any successor provision thereto.

  (c) Nonemployee Directors shall not be eligible to receive a stock option or SAR grant in the discretion of the Committee. In lieu of such discretionary grants, each Nonemployee Director shall receive the following option grants:

(i) Each Nonemployee Director was granted an option to purchase 1,500 shares of Common Stock effective as of the last business day of 2022, and each Nonemployee Director shall be granted an option to purchase 1,500 shares of Common Stock commencing on the last business day of each succeeding December throughout the term of this Plan for so long as such person is a Nonemployee Director.

(ii) Notwithstanding the foregoing, if a Nonemployee Director did not attend one of the two in-person board meetings that are usually held during January-February and June-July of such calendar year, then the option to be granted on the last business day of the same calendar year under this Plan would be reduced by 50%; and if such Nonemployee Director did not attend both of such meetings, then such Nonemployee Director would not receive any option grant on the last business day of the same calendar year.

(iii) If a sufficient number of shares of Common Stock reserved for issuance upon proper exercise of options to be granted to Nonemployee Directors on the last business day of December grant date does not exist, then the aggregate remaining number of shares shall be prorated equally among options to be granted to all Nonemployee Directors at such grant date, and options shall be granted to purchase such reduced number of shares.

(iv) All options that may be granted from time to time under the Plan to Nonemployee Directors shall vest and become exercisable to purchase shares of Common Stock as follows: 20% one year after the date of grant, and then 20% on each of the second, third, fourth, and fifth consecutive years from the date of grant on a cumulative basis, so that each option shall become fully vested and exercisable on the first day of the sixth year from the date of grant.

 5. Exercise Price And Base Price.

(a) The exercise price of the shares of Common Stock under each option and the base price for each SAR shall be determined by the Committee; provided that, in the case of

(i) Nonemployee Directors, all options granted under this Plan shall have an exercise price equal to one hundred percent (100%) of the fair market value of the Common Stock as hereinafter determined (“Fair Market Value”) on the date of grant, and

(ii) an incentive stock option, the exercise price shall not be less than 100% of the Fair Market Value on the date of grant, and further provided, that if, at the time an incentive stock option is granted, the optionee owns (or is deemed to own) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, of any of its Subsidiaries or of a Parent, then the exercise price shall not be less than 110% of the Fair Market Value subject to the option at the time of the granting of such option.

(b) The Fair Market Value on the date of grant shall be: (i) If the principal market for the Common stock is a national securities exchange, then the closing price of the Common Stock on the last trading day immediately preceding the date of grant as reported by such exchange; or (ii) if the principal market for the Common Stock is not a national securities exchange, then the Fair Market Value shall be determined by the Committee by any method consistent with United States generally accepted accounting principles. The determination of the Committee shall be conclusive in determining Fair Market Value.

6. Term.

(a) Except as otherwise provided in this Plan, the term of each option and SAR granted pursuant to the Plan shall be as established by the Committee, in its sole discretion. The term of each incentive stock option granted pursuant to the Plan shall be for a period not exceeding eleven (11) years from the date of grant thereof; provided that, if, at the time an incentive stock option is granted, the optionee owns (or is deemed to own) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, of any of its Subsidiaries or of a Parent, then the term of the incentive stock option shall be for a period not exceeding five (5) years.

(b) For options granted to Nonemployee Directors, the term of each option shall be six (6) years.

(c) Options shall be subject to earlier termination as hereinafter provided.

7. Exercise.

(a) An option or SAR (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office (at present 551 Fifth Avenue, New York, NY 10176) stating whether an incentive or nonqualified stock option or SAR is being exercised, specifying the number of shares as to which such option or SAR is being exercised, and in the case of an option, accompanied by payment in full of the aggregate exercise price therefor (or the amount due on exercise if the Contract permits installment payments) in the discretion of the Committee (i) in cash, by certified check or by wire transfer of funds through the Federal Reserve System, (ii) with previously acquired shares of Common Stock having an aggregate fair market value, on the date of exercise, equal to the aggregate exercise price of all options being exercised, or (iii) any combination thereof. In addition, upon the exercise of a nonqualified stock option or SAR, the Company may withhold cash and/or shares of Common Stock to be issued with respect thereto having an aggregate fair market value equal to the amount which it determined is necessary to satisfy its obligation to withhold Federal, state and local income taxes or other taxes incurred by reason of such exercise. Alternatively, the Company may require the holder to pay to the Company such amount, in cash, promptly upon demand. The Company shall not be required to issue any shares pursuant to any such option or SAR until all required payments have been made. Fair market value of the shares shall be determined in accordance with Paragraph 5(b).

(b) A person entitled to receive Common Stock upon the exercise of an option or SAR shall not have the rights of a shareholder with respect to such shares until the date of issuance of such shares; provided that, until such shares are issued, any option holder using previously acquired shares in payment of an option exercise price shall have the rights of a shareholder with respect to such previously acquired shares.

(c) In no case may a fraction of a share be purchased or issued under the Plan. Any option granted in tandem with an SAR shall no longer be exercisable to the extent the SAR is exercised, and the exercise of the related option shall cancel the SAR to the extent of such exercise.

8. Stock Appreciation Rights.

(a) An SAR may be granted separately, in tandem with or in addition to any option, and may be granted before, simultaneously with or after the grant of an option hereunder. In addition, the holder of an option may, in lieu of making the payment required at the time of exercise under Paragraph 7, include in the written notice referred to therein an “election” to exercise the option as an SAR. In such case, the Committee shall have fifteen (15) days from the receipt of notice of the election to decide, in its sole discretion, whether or not to accept the election and notify the option holder of its decision. If the Committee consents, then such exercise shall be treated as the exercise of an SAR with a base price equal to the exercise price.

(b) Upon the exercise of an SAR, the holder shall be entitled to receive an amount equal to the excess of the Fair Market Value on the date of exercise over the base price of the SAR. Such amount shall be paid, in the discretion of the Committee, in cash, Common Stock having a Fair Market Value on the date of payment equal to such amount, or a combination thereof. For purposes of this Paragraph 8, Fair Market Value shall be determined in accordance with Paragraph 5(b).

9. Termination of Association with the Company (Other Than Death or Permanent Disability).

(a) Any holder of an incentive option whose association with the Company (and its Subsidiaries) has terminated for any reason other than his death or permanent and total disability as defined in Section 22(e)(3) of the Code (“Permanent Disability”) may exercise such option, to the extent exercisable on the date of such termination, at any time within three (3) months after the date of termination, but in no event after the expiration of the term of the option; provided that, if such association shall be terminated either (i) for cause, or (ii) without the consent of the Company, then said option shall terminate immediately.

(b) Except with regard to stock options granted to Nonemployee Directors, any and all nonqualified stock options or SARs granted under the Plan shall terminate simultaneously with the termination of association of the holder of such nonqualified option or SAR with the Company (and its Subsidiaries) for any reason other than the death or Permanent Disability of such holder.

(c) Options and SARs granted under the Plan shall not be affected by any change in the status of an optionee so long as he continues to be associated with the Company or any of the Subsidiaries.

 (d) Nothing in the Plan or in any option or SAR granted under the Plan shall confer on any individual any right to continue to be associated with the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the holder’s association at any time for any reason whatsoever without liability to the Company or any of its Subsidiaries.

(e) If a Nonemployee Director to whom an option has been granted under the Plan shall cease to serve on the Board, otherwise than by reason of death or Permanent Disability, then such option may be exercised (to the extent that the Nonemployee Director was entitled to do so at the time of cessation of service) at any time within three (3) months after such cessation of service but not thereafter, and in no event after the date on which, except for such cessation of service, the option would otherwise expire.

10. Death or Permanent Disability of An Optionee.

(a) Except with regard to options held by Nonemployee Directors, if an optionee dies while he or she is associated with the Company or any of its Subsidiaries, or within three (3) months after such termination for the holder of an incentive option (unless such termination was for cause or without the consent of the Company), then the remaining unexercised portion of the option or SAR may be exercised in whole or in part (notwithstanding that the option or SAR had not yet become exercisable with respect to all or part of such shares at the date of death, i.e., all vesting requirements shall lapse) by such person’s executor, administrator or other person at the time entitled by law to the decedent’s rights under the option or SAR, at any time within one (1) year after death, but in no event after the expiration of the term of the option or SAR.

(b) If a Nonemployee Director to whom an option has been granted under the Plan shall die while he or she is serving on the Board, or within three (3) months after cessation of service on the Board, then the remaining unexercised portion of the option may be exercised in whole or in part (notwithstanding that the option had not yet become exercisable with respect to all or part of such shares at the date of such death, i.e., all vesting requirements shall lapse) by such person’s executor, administrator or other person at the time entitled by law to the decedent’s rights, at any time within one (1) year after his death, but in no event after the date on which, except for such death, the option would otherwise expire.

(c) Except with regard to options held by Nonemployee Directors, any holder whose association with the Company or its Subsidiaries has terminated by reason of a Permanent Disability may exercise his option or SAR, to the extent exercisable upon the effective date of such termination, at any time within one (1) year after such date, but in no event after the expiration of the term of the option or SAR.

(d) If a Nonemployee Director to whom an option has been granted under the Plan shall cease to serve on the Board by reason of a Permanent Disability, then the remaining unexercised portion of the option may be exercised in whole or in part by the Nonemployee Director (notwithstanding that the option had not yet become exercisable with respect to all or part of such shares at the date of such Permanent Disability i.e., all vesting requirements shall lapse) at any time within one (1) year after such Permanent Disability, but not thereafter, and in no event after the date on which, except for such Permanent Disability, the option would otherwise expire.

11. Compliance With Securities Laws. The Committee may require, in its discretion, as a condition to the exercise of an option or SAR that either (a) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to such shares shall be effective at the time of exercise or (b) there is an exemption from registration under the Securities Act for the issuance of shares of Common Stock upon such exercise. Nothing herein shall be construed as requiring the Company to register shares subject to any option or SAR under the Securities Act. In addition, if at any time the Committee shall determine in its discretion that the listing or qualification of the shares subject to such option or SAR on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of an option or SAR, or the issue of shares thereunder, then such option or SAR may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

12. Stock Option and SAR Contracts. Each option and SAR shall be evidenced by an appropriate Contract which shall be duly executed by the Company and the optionee, and shall contain such terms and conditions not inconsistent herewith as may be determined by the Committee, and which shall provide, among other things, (i) that the optionee agrees that he or she will remain in the employ of or association with the Company or its Subsidiaries, at the election of the Company, for the later of (A) the period of time determined by the Committee at or before the time of grant or (B) the date to which such optionee is then contractually obligated to remain associated with the Company or its Subsidiaries, (ii) that in the event of the exercise of an option or an SAR which is paid with Common stock, unless the shares of Common Stock received upon such exercise shall have been registered under an effective registration statement under the Securities Act, such shares will be acquired for investment and not with a view to distribution thereof, and that such shares may not be sold except in compliance with the applicable provisions of the Securities Act, and (iii) that in the event of any disposition of the shares of Common Stock acquired upon the exercise of an incentive stock option within two (2) years from the date of grant of the option or one (1) year from the date of transfer of such shares to him or her, the optionee will notify the Company thereof in writing within 30 days after such disposition, pay the Company, on demand, in cash an amount necessary to satisfy its obligation, if any, to withhold any Federal, state and local income taxes or other taxes by reason of such disqualifying disposition and provide the Company, on demand, with such information as the Company shall reasonably request to determine such obligation.

13. Adjustment of and Changes in Common Stock.

(a) If the outstanding shares of the Common Stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities of the Corporation through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or the like, then an appropriate and proportionate adjustment shall be made in the (i) aggregate number and kind of securities available under the Plan, and (ii) number and kind of securities issuable upon the exercise of all outstanding options and SARs granted under the Plan, without change in the total price applicable to the unexercised portion of such options or SARs, but with a corresponding adjustment in the exercise price or base price for each unit of any security covered by such options or SARs.

(b) Upon the dissolution or liquidation of the Corporation, or upon a reorganization, merger or consolidation of the Corporation with one or more corporations as a result of which the Corporation is not the surviving corporation, or upon the sale of substantially all of the assets of the Corporation, the Committee shall provide in writing in connection with such transaction for one or more of the following alternatives, separately or in combination: (i) the assumption by the successor entity of the options theretofore granted or the substitution by such entity for such options of new options or SARs covering the stock of the successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; or (ii) the continuance of such option agreements by such successor entity in which such options shall remain in full force and effect under the terms so provided.

(c) Any adjustments under this Section 13 shall be made by the Committee, whose good faith determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

14. Amendments and Termination of The Plan. The Plan was adopted by the Board of Directors on June 28, 2016, amended at the 2019 annual meeting of shareholders, and further amended at the 2022 annual meeting of shareholders. In December 2022, the Board of Directors further amended the Plan, which was approved at the 2023 annual meeting of shareholders. No options may be granted under the Plan after ~~June 27, 2026~~ June 27, 2036 (as amended by the Board of Directors and approved by the shareholders at the 2026 annual meeting of shareholders). The Board of Directors, without further approval of the Company’s stockholders, may at any time suspend or terminate the Plan, in whole or in part, or amend it from time to time in such respects as it may deem advisable, including, without limitation, in order that incentive stock options granted hereunder meet the requirements for “incentive stock options” under the Code, or any comparable provisions thereafter enacted and conform to any change in applicable law or to regulations or rulings of administrative agencies; provided that, no amendment shall be effective without the prior or subsequent approval of a majority of the Company’s outstanding stock entitled to vote thereon which would (a) except as contemplated in Paragraph 13, increase the maximum number of shares for which options may be granted under the Plan, (b) materially increase the benefits to participants under the Plan or (c) change the eligibility requirements for individuals entitled to receive options hereunder. No termination, suspension or amendment of the Plan shall, without the consent of the holder of an existing option affected thereby, adversely affect his rights under such option.

15. Nontransferability Of Options. No option or SAR granted under the Plan shall be transferable otherwise than by will or the laws of descent and distribution, or qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act, and options and SARs may be exercised, during the lifetime of the holder thereof, only by him/her or his/her legal representatives. Except to the extent provided above, options and SARs may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not subject to execution, attachment or similar process.

16. Substitutions and Assumptions of Options of Certain Constituent Corporations. Anything in this Plan to the contrary notwithstanding, the Board of Directors may, without further approval by the stockholders, substitute new options for prior options and new SARs for prior SARs of a Constituent Corporation (as defined in Paragraph 17) or assume the prior options or SARs of such Constituent Corporation.

17. Certain Definitions.

(a) The term “Subsidiary” shall have the same definition as “subsidiary corporation” in Section 424(f) of the Code.

(b) The term “Parent” shall have the same definition as “parent corporation” in Section 424(e) of the Code.

(c) The term “Constituent Corporation” shall mean any corporation which engages with the Company, its Parent or Subsidiary, in a transaction to which section 424(a) of the Code applies (or would apply if the option or SAR assumed or substituted were an incentive stock option), or any Parent or any Subsidiary of such corporation.

18. Conditions Precedent. The Plan shall be subject to approval by the holders of a majority of shares of the Company’s capital stock outstanding and entitled to vote thereon at the next meeting of its stockholders, or the written consent of the holders of a majority of shares that would have been entitled to vote thereon, and no options or SARs granted hereunder may be exercised prior to such approval, provided that the date of grant of any options granted hereunder shall be determined as if the Plan had not been subject to such approval.

ANNUAL MEETING OF STOCKHOLDERS OF

INTERPARFUMS, INC.

September 15, 2026

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Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20903003000000000000 0 091526

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

- ○ Jean Madar
- ○ Philippe Benacin
- ○ Michel Atwood
- ○ Francois Heilbronn
- ○ Robert Bensoussan
- ○ Patrick Bousquet-Chavanne
- ○ Herve Bouillonnec
- ○ Valerie Hermann
- ○ Bénédicte Epinay

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR ALL NOMINEES" IN THE ELECTION OF DIRECTORS

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2.

	FOR	AGAINST	ABSTAIN
2. To vote for the advisory resolution to approve executive compensation.	☐	☐	☐

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 3.

	FOR	AGAINST	ABSTAIN
3. To vote to approve a ten (10) year extension to the term of the 2016 Interparfums, Inc. Stock Option Plan until June 27, 2036	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, date, sign and return this Proxy promptly in the enclosed envelope.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

INTERPARFUMS, INC.

September 15, 2026

PROXY VOTING INSTRUCTIONS

INTERNET - Access **www.voteproxy.com** and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 P.M. Eastern Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via equiniti.com/us/ast-access to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20903003000000000000 0 091526

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Jean Madar
- ○ Philippe Benacin
- ○ Michel Atwood
- ○ Francois Heilbronn
- ○ Robert Bensoussan
- ○ Patrick Bousquet-Chavanne
- ○ Herve Bouillonnec
- ○ Valerie Hermann
- ○ Bénédicte Epinay

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR ALL NOMINEES" IN THE ELECTION OF DIRECTORS

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here ●

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2.

	FOR	AGAINST	ABSTAIN
2. To vote for the advisory resolution to approve executive compensation.	☐	☐	☐

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 3.

	FOR	AGAINST	ABSTAIN
3. To vote to approve a ten (10) year extension to the term of the 2016 Interparfums, Inc. Stock Option Plan until June 27, 2036	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, date, sign and return this Proxy promptly in the enclosed envelope.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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INTERPARFUMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jean Madar and Michel Atwood as proxies (the "Proxies"), each with power of substitution and resubstitution, to vote all shares of Common Stock, $.001 par value per share, of Interparfums, Inc. (the "Company") held of record by the undersigned on July 22, 2026, at the Annual Meeting of stockholders to be held at InterParfums, Inc., 551 Fifth Avenue, New York, New York 10176, on September 15, 2026, at 10:00 A.M. New York City time, and at any adjournments thereof, as directed on the reverse side, and in their discretion on all other matters coming before the meeting and any adjournments thereof.

(Continued and to be signed on the reverse side)

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